Exhibit 10.3

EXPLORATION AND PRODUCTION CONTRACT NO. 27 OF 2009

MINIRONDA 2008 — LLANOS ORIENTALES BLOQUE LLA-34

AGENCIA NACIONAL DE HIDROCARBUROS/ NATIONAL HYDROCARBON AGENCY

SECTOR:	LLANOS ORIENTALES BLOQUE LLA-34
CONTRACTOR:	LLANOS 34 JOINT VENTURE (WINCHESTER OIL AND GAS S.A.- RAMSHORN INTERNATIONAL LIMITED
DATE:	MARCH 13, 2009

The Contracting parties:

Agencia Nacional de Hidrocarburos hereinafter referred to as ANH, a special administrative unit accountable the Ministry of Mines and Energy, created under Decree Law 1760 of June 26, 2003, having its principal place of business in Bogotá, D.C., represented by ARMANDO ZAMORA REYES, of legal age, bearer of Citizenship Card No. 19.303.017 issued in Bogotá, D.C., domiciled in Bogotá, D.C. and who states:

That as General Director of ANH, he acts on behalf of and represents this Agency.

That as evidenced in Minutes No. 15 of the Board of Director’s meeting held on December 18, 2007, he has been authorized by the Board of Directors of ANH to enter into this Agreement.

That under Resolution 254 dated June 20, 2008, the General Director acting under the authority granted by the Agency’s Superior Council in Agreement 01 of 2007, included the following areas as part of the Mini Ronda 2008 to contract the exploration and exploitation of hydrocarbons: Valle Medio Magdalena-Catatumbo, Valle Superior of the Magdalena River, Llanos Orientales, Putumayo and the Cordillera Oriental.

That under Resolution No. 401 dated July 30, the General Director of the ANH ordered the opening of a call to participate in Mini Ronda 2008 — Valle Medio Magdalena-Catatumbo, Valle Superior of the Magdalena River, Llanos Orientales, Putumayo and the Cordillera Oriental.

After completing the above process, ANH awarded Bloque LLA-34 in Resolution No. 694 of December 26, 2008 to Winchester Oil and Gas S.A. and Ramshorn International Limited, which had presented a joint proposal, under the agreement that they would enter into a Joint Venture Agreement.

and UNION TEMPORAL LLANOS 34, formed by i) Ramshorn International Limited, a company organized and existing under the laws of Bermuda having its principal place of business in Bermuda, and a branch office established in Bogotá D.C., in accordance with public deed No. 3553 issued December 22, 2003 at the office of 11th Public Notary of Bogotá D.C., represented by Gladys Rocío del Pilar Bernal Duque, of legal age, a Colombian citizen, bearer of Citizenship Card No. 52.029.083 issued in Bogota, and ii) Winchester Oil and Gas S.A., a company organized and existing under the laws of Panama, having its principal place of business in Panama City and a branch office established in Bogotá D.C., in accordance with public deed No. 3429 issued on November 29, 2002, at the office of the 36th Public Notary of Bogotá D.C., represented by Orlando Sardi de Lima, of legal age, a Colombian citizen, bearer of Citizenship Card No. 14.983.640 issued in Cali.

That the Articles of Incorporation of Union Temporal Llanos 34 were executed on December four (4), 2008.

That Orlando Sardi de Lima is the main representative of Union Temporal Llanos 34 and that Gladys Rocío del Pilar Bernal Duque is the deputy representative.

That both are fully authorized to enter into this agreement, as stated in the Articles of Incorporation of Union Temporal Llanos 34, executed on December four (4), 2008.

The undersigned hereby state under oath that neither they nor the Joint Venture they represent have any incompatibility or are in any way ineligible to execute this Agreement

That the companies that make up Union Temporal Llanos 34, have proven to have and agree to maintain their legal, financial capacity, their technical expertise as well as the necessary professional skills to perform the activities included herein.

For all purposes hereof, Union Temporal Llanos 34 will be referred to as THE CONTRACTOR.

The companies that are part of Union Temporal Llanos 34 will be jointly and severally liable to the ANH and Third Parties for the full compliance of this Agreement.

ANH and THE CONTRACTOR hereby agree to enter into this Exploration and Production Agreement (E&P) under the terms and conditions set forth in Annex A and in Annexes B,C,D, and E which are an integral part of this Agreement.

This Agreement will become effective upon its execution by the parties.

Notices and communications between the parties will be sent to the representative of each party, at the address indicated as the office registered for notices, which on the date hereof are as follows:

ANH: Calle 99 No. 9A-54, Piso 14, Bogotá, Colombia.

THE CONTRACTOR:

i)                                         RAMSHORN INTERNATIONAL LIMITED: Carrera 9 NO. 74-08, oficina 806, Bogotá, Colombia.

ii)                                      Winchester Oil and Gas S.A., Carrera 7 No. 71-52, Torre B, Oficina 1101, Bogotá, Colombia.

Any change in the individual acting as representative or in the addresses stated above must be officially reported to the other Party within the five (5) working days following the date in which it is registered before the Colombian Chamber of Commerce.

Communications between the parties with regards to his Agreement are effective upon receipt thereof by the Party to which they are addressed and at the address indicated above and in any event, when said communications have been received at the address registered at the Colombian Chamber of Commerce for judicial notices.

In witness whereof, this Agreements is executed in Bogota, on the thirteenth (13) day of March, 2009 in three (3) originals.

AGENCIA NACIONAL DE HIDROCARBUROS

/s/ JOSE ARMANDO ZAMORA REYES

JOSE ARMANDO ZAMORA REYES

General Director

UNION TEMPORAL LLANOS 34

/s/ ORLANDO SARDI DE LIMA

ORLANDO SARDI DE LIMA

Representative

WINCHESTER OIL AND GAS S.A.

/s/ GLADYS ROCIO DEL PILAR BERNAL DUQUE

GLADYS ROCIO DEL PILAR BERNAL DUQUE

Representative

RAMSHORN INTERNATIONAL LIMITED

ANNEX A- TERMS AND CONDITIONS

TABLE OF CONTENTS

Clause	Section	Page

	DEFINITIONS	9

CHAPTER I- PURPOSE, SCOPE AND DURATION

1. Purpose	11
2. Scope	11
3. Contract Area	14
4. Duration and Periods	15
5. Exclusion of Rights Over Other Natural Resources	17

CHAPTER II- EXPLORATION ACTIVITIES

6. Mandatory Exploration Program	18
7. Exploration Plan	18
8. Modifications to the Mandatory Exploration Program	19
9. Subsequent Exploration Program	19
10. Additional Exploration	20
11. Remaining Investment	20
12. Problems Arising During the Drilling of Exploration Wells	21
13. Notice of Discovery	21
14. Assessment Program	21
15. Declaration of Marketability	24

CHAPTER III- PRODUCTION ACTIVITIES

16. Production Area	24
17. Broadening the Production Area	24
18. Development Plan	25
19. Delivery of the Development Plan	25
20. Updating the Development Plan	26
21. Annual Operations Plan	26
22. Abandonment Fund	27

CHAPTER IV- CONDUCTING OPERATIONS

23. Autonomy	29
24. Operator	29
25. Designated Operator	29
26. Obtaining Permits	30
27. Subcontractors	30
28. Metering	30
29. Production Availability	31
30. Unification	31
31. Natural Gas Present	31
32. Damages and Loss of Assets	32
33. Inspection and Follow Up	32
34. Programs to Benefit Communities	32

CHAPTER V- ROYALTIES AND OTHER GENERAL OBLIGATIONS

35. Royalties	34
36. Price for Internal Supply	34
37. Local Goods and Services	34

CHAPTER VI- CONTRACTUAL RIGHTS OF ANH

38. Rights for Subsoil Use	34
39. Fees for High Prices	35
40. Economic Right for Participation in Production	35
41. Economic Rights in Production Tests	35
42. Participation in Production During the Extension of the Production Period	35
43. Technology Transfer	35

CHAPTER VII- INFORMATION AND CONFIDENTIALITY

44. Supply of Technical Information	37
45. Confidentiality of the Information	37
46. Rights Over Information	37

47. Environmental and Social Information	37
48. Half Yearly Executive Report	38
49. Informational Meetings	38

CHAPTER VIII- GUARANTEES, RESPONSIBILITIES AND INSURANCE

50. Compliance Guarantee	38
51. Responsibilities of the Contractor	37
52. Compliance Policy for Labor Obligations	42
53. Insurance	42
54. Indemnity	42

CHAPTER IX- RELINQUISHING AREAS

55. Mandatory Relinquishing of Areas	43
56. Voluntary Relinquishing of Areas	43
57. Limiting the Areas Relinquished	43
58. Restoring Relinquished Areas	43
59. Formalizing Relinquished Areas	43

CHAPTER X- RESOLUTORY CONDITIONS, BREACH AND PENALTIES

60. Prior Resolutory Conditions	43
61. Procedure in Case of a Breach	44
62. Penalties	44

CHAPTER XI- TERMINATION

63. Causes for Termination	45
64. Termination of the Agreement for Expiration of the Exploration Period	45
65. Voluntary Termination of the Exploration Period	45
66. Unilateral Termination	46
67. Termination due to Failure to Comply	46
68. Mandatory Termination and Expiration	46
69. Reversion of Assets	44

70. Later Obligations	47
71. Abandonment	48
72. Liquidation of this Agreement	48

CHAPTER XII- SETTLEMENT OF DISPUTES

73. Executive Stage	49
74. Expert Intervention and Arbitration	49

CHAPTER XIII- FINAL DISPOSITIONS

75. Assignment Rights	51
76. Force Majeure and Acts of Third Parties	51
77. Taxes	53
78. Currency	53
79. Applicable Law	53
80. Language	53
81. Domicile	54

OTHER ANNEXES

Annex B- Contract Area	57
Annex C- Mandatory Exploration Program	59
Annex D- Economic Rights	61
Annex E — Model Letter of Credit	65

DEFINITIONS

For the purposes hereof and without prejudice to any legal definitions that may apply, the terms stated below will have the meaning provided herein:

Abandonment: The closing and abandonment of wells, the dismantling of constructions and the cleaning and environmental restoration of areas in which Exploration, Assessment, or Production Operations have been conducted by virtue of this Contract, pursuant to Colombian law.

Year: The period of twelve (12) consecutive months according to the Gregorian calendar, counted as of a specific date.

Calendar Year: The twelve month period between January first (1st) and December thirty first (31st), both included, of each year.

Contract Area: The surface and its projection into the subsoil as identified in Chapter I, and whose boundaries are indicated in Annex B, in which THE CONTRACTOR is authorized by virtue of this Agreement, to undertake the Operations for the Exploration, Assessment and Production of hydrocarbons that are the subject of this Agreement.

Assessment Area: The portion of the Contract Area in which THE CONTRACTOR made a Discovery, and in which the CONTRACTOR decides to perform an Assessment Program in order to determine whether or not it is marketable under Clause 14.  This area will be framed on the surface, as a regular polygon preferably four-sided, which will include the limits of the vertical projection on the surface of the geological structure or trap, which contains the Discovery.

Production Area: The portion of the Contract Area containing one or more of the Commercial Fields, as determined in Chapter III. The area of each Commercial field will include the limits of the vertical projection on the surface of its oil field or oil fields and that is determined by the Ministry of Mines and Energy pursuant to Decree 1895 of 1973, Decree 3229 of 2003 or with any laws that amend or supersede them.

Barrel: The unit to measure the volume of Liquid Hydrocarbons equivalent to forty two (42) US gallons, corrected to standard conditions (a temperature of 60° Fahrenheit and one atmosphere of absolute pressure).

Best Oil Industry Practices: These are good, safe and efficient operations and procedures, commonly used by prudent and diligent operators in the international oil industry, under conditions and circumstances similar to those arising in performing the activities of this Agreement, mainly in matters related to the use of proper methods and processes to obtain the maximum economic benefit in the final recovery of reserves, reduction of losses, operational safety, and protection of the environment, amongst others, to the extent that they are not contrary to Colombian law.

Commercial Field: Portion of the Contract Area, in the subsurface of which one or more oil fields have been discovered, and which THE CONTRACTOR has decided to exploit commercially.

Declaration of Marketability:  Written communication addressed by THE CONTRACTOR to ANH, declaring that the Discovery it has made in the Contract Area is a Commercial Field.

Discovery: A conventional oil field is considered discovered when drilling using a drill or equivalent equipment allows finding of the rock where hydrocarbons are accumulated and after undertaking the initial fluid tests its behavior as an independent unit in terms of production mechanisms, petro-physical and fluid properties is established.

Discovery of Non-associated Natural Gas: The Discovery whose official production test, provided that said test is representative of the oil field or oil fields discovered, indicates a Gas/Oil ratio (GOR) greater than 7,000 standard cubic feet of gas per barrel of Liquid Hydrocarbons, and a mole composition of heptane (C7+) less than 4.0%.  The GOR is understood to be the ratio between the volume of Natural Gas in cubic feet per day and the volume of Liquid Hydrocarbons in barrels per day produced by a well and the mole composition of heptane (C7+) as the mole percentage of heptane and other Hydrocarbons having higher molecular weight. The Gas/Oil Ratio (GOR) of a Discovery with several oil fields will be determined on the basis of the weighted average production of each oil field and the mole composition of heptane (C7+) as the simple arithmetic average.

Day: A period of 24 hours starting at zero hours (00:00) and ending at twenty four hours (24:00).

Development or Development Operations: Activities and work undertaken by THE CONTRACTOR, including, without this being the exhaustive list, drilling, completion of and provision of the equipment for development wells; the design, construction, installation and maintenance of equipment, pipe, flow lines, storage tanks, artificial lift systems, primary and secondary recovery systems, transfer systems, treatment, storage, among other, within an Exploitation Area under the Contract Area, and outside it when necessary.

Exploration or Exploration Activities and work undertaken by THE CONTRACTOR in the Contract Area with the purpose of determining the existence of hydrocarbons in the subsoil, including but not limited to geophysical, geochemical, geologic, cartographic methods and in general, superficial exploration activities, drilling of Exploration Wells and other activities that are directly related to the search for hydrocarbons ion the subsoil.

Assessment or Assessment Operations: All operations and activities undertaken by THE CONTRACTOR in an Assessment Area pursuant Clause 14 herein, addressed at assessing a Discovery, the geometry of the oil field or oil fields in the Assessment Area and determining, amongst other things, the viability of extracting the Hydrocarbons in economically exploitable quantities and qualities and the impact of commercial exploitation on the environment and social situation. Said operations include drilling of Exploration Wells, acquisition of detail seismic programs, conducting of production tests and, in general, other operations aimed at determining if a Discovery is a Commercial Filed and to establish its boundaries.

Exploitation: Includes Development and Production.

Effective Date: The calendar day that immediately follows the execution of this Agreement, or the date of termination of phase “zero” when applicable.

Natural Gas: The natural blend of Hydrocarbons in gaseous state at standard conditions (sixty degrees Fahrenheit (60ºF) and at one (1) atmosphere of absolute pressure) composed of the most volatile elements of the paraffin series of Hydrocarbons.

Hydrocarbons: All organic compounds comprised mainly of the natural combination of carbon and hydrogen and substances that accompany or are derived therefrom.

Liquid Hydrocarbons: Hydrocarbons that at standard temperature and pressure conditions (60°F and one (1) atmosphere at absolute pressure) are in liquid state at the wellhead or at the separator, as well as distillates and condensates extracted from gas.

Heavy Liquid Hydrocarbons: Liquid Hydrocarbons with an API gravity less than or equal to fifteen degrees (15°API).

Non-Conventional Hydrocarbons: Hydrocarbons present in the subsoil in a state other than conventional Liquid Hydrocarbons or free gas, including gas associated with the former, or Hydrocarbons that are present in non-conventional oil fields. This definition includes crude hydrocarbons such as extra heavy grades of oil, tar sands, coal based gas, oil fields, tight oil fields and gas hydrates.

Penalty Interest: In pesos, the maximum legal penalty rate certified and allowed by the competent authority; in US dollars, 3-month LIBOR (London Interbank Borrowing Offered Rate) prime for deposits in US dollars plus four percentage points (LIBOR + 4%).

Month: Period counted from any Day of a calendar month and ending on the Day prior to the same Day of the next calendar month; or, if the first Day of a month, on the last Day of the month in progress.

Penalties: All constraints on the CONTRACTOR for the timely, effective and efficient compliance of its obligations; as a result, said penalties are not an anticipated estimate of damages, so they may accumulate with any other form of compensation. Payment or deduction of said penalties does not exempt the CONTRACTOR from complying with its obligations and commitments, nor from performing or terminating the activities under its responsibility, nor from providing results, products, documents or any other information that may be required.

Operator: Whoever has proven to ANH that pursuant to the contracting regulations of ANH, it has the legal, technical, operational, and financial capacity and that the ANH has approved for Exploration, Assessment, Development and Production. The operator will act as representative of the CONTRACTOR before ANH.

Designated Operator: The company designated by the CONTRACTOR prior approval by ANH to undertake the operations that are the subject of this Agreement under the responsibility of the CONTRACTOR.

Parties: At the time of execution of this Agreement, the parties are ANH and THE CONTRACTOR. Subsequently and at any time, ANH on one hand and THE CONTRACTOR and/or its assignees duly accepted by ANH, on the other. When the CONTRACTOR is made of a plural number of companies, the Operator will act as representative before ANH.

Production Period: With regards to the Production Area, a period of up to twenty-four (24) years and its extensions if any, starting on the corresponding Declaration of Marketability, during which THE CONTRACTOR must undertake the Development and Production Operations.

Exploration Period: 6-Year Period counted as of the Effective Date, together with any extension granted, during which THE CONTRACTOR shall execute the Exploration Program.

Development Plan: The guiding document prepared by the CONTRACTOR in accordance with Clause 18 in order to undertake the technical, efficient and economic Exploitation of each Production Area and which will contain among others, an estimate of Hydrocarbon reserves, a description of Hydrocarbon production and transportation conditions, a short and medium term forecast of Hydrocarbon production, an Abandonment Program and an Exploitation Work Program for the time remaining in the current Calendar Year or the following Calendar Year.

Exploration Well: A well to be drilled by THE CONTRACTOR in the search for Hydrocarbon oil fields in an area not yet proven to be a Hydrocarbon producing area.

Production or Production Operations: All operations and activities undertaken by THE CONTRACTOR in an Production Area in relation to Hydrocarbon extraction, collection, treatment, storage and transfer processes up to the Delivery Point, Abandonment and other operations related to obtaining Hydrocarbons.

Exploration Program: The minimum Exploration Program that the CONTACTOR agrees to perform during each phase of the Exploration Period it enters.

Subsequent Exploration Program: Exploration Program THE CONTRACTOR agrees to undertake to execute after the end of the Exploration Period as stipulated in Clause 9.

Assessment Program: Assessment Operations plan presented by THE CONTRACTOR to ANH pursuant to Clause 14 below with the purpose of assessing a Discovery and determining whether or not it is a Commercial Field. The performance of the Assessment Program and the presentation of a final results report to ANH are mandatory to declare whether or not a Discovery is a Commercial Field.

Work Program: Description of activities and of Exploration, Assessment and/or Production Activities in the Contract Area under the terms of this Agreement. The Work Program will include the schedule according to which THE CONTRACTOR will begin and complete the activities, and the corresponding budget.

Point of Delivery: The place agreed by the Parties where THE CONTRACTOR will make available to ANH the portion of Hydrocarbons corresponding to the established legal Royalties and those stated in the law and in Chapter V, as well as the economic rights set forth in Chapter VI resulting from the commercial field(s), with the minimum specifications to enter the CONTRACTOR’S transportation system and contained in applicable regulations. From this point onwards, the control and custody of said portion of Hydrocarbons produced will pass to ANH.In the event that the Parties do not reach an agreement to determine the Point of Delivery, ANH will determine this point and in any event, it will be a point located at the exit of the treatment unit or the entrance point to the CONTRACTOR’S transportation system.

Fiscalization Point: The place approved by the ministry of Mines and Energy or the entity that undertakes these responsibilities in the future, with the purpose of determining the volume of hydrocarbons corresponding to Royalties, the CONTRACTOR’S volume of Hydrocarbons, and defining the volumes relevant to estimate the rights of ANH as stated in Chapter VI.

Hydrocarbon Fields: All rock where accumulated hydrocarbons are found and that behaves as an independent unit with regards to production mechanisms, petro-physical properties and properties of fluids pursuant to the definitions of the Ministry of Mines and Energy in Decree 1895 of 1973, Decree 3229 of 2003 and any amendment thereto.

Discovered and Not Developed Hydrocarbon Field: A field discovered through drilling, returned to the administrator due to its non marketability or for any other reason and that is under its jurisdiction.

Note: In the event of a conflict between these definitions and legal definitions or judicial sentences, the latter will prevail.

CHAPTER I— PURPOSE, SCOPE AND DURATION

1. PURPOSE. By virtue of this Agreement, THE CONTRACTOR is granted the exclusive right to explore the Contract Area and to produce State-owned Hydrocarbons that are discovered in that area under the terms hereof. THE CONTRACTOR will be entitled to the share of the production of Hydrocarbons from the Contract Area, which are due to it under this Agreement.

2. SCOPE: In the exercise of this right, THE CONTRACTOR will perform the activities and conduct the operations that are the purpose of this Agreement, at its sole cost and risk, providing all necessary resources to project, prepare and perform all activities and Exploration, Assessment, Development and Production Operations in the Contract Area.

Paragraph: Discovered and Not Developed Hydrocarbon Fields that are in the Contract Area, and that are known to any of the Parties at the time this Agreement is executed, are excluded from this Agreement. The CONTRACTOR hereby states that it is not aware of the existence of Discovered and Not Developed Hydrocarbon Fields other than those related to the minutes prior to the execution of this agreement, as the case may be.

3. CONTRACT AREA: This includes the surface enclosed by the co-ordinates in Annex B. The Contract Area will gradually reduce pursuant to the provisions stated in Chapter IX.

3.1 Restrictions: In the event that a portion of the Contract Area extends into areas included in the Colombian National Natural Parks system or other reserved, excluded or restricted zones, geographically limited the relevant authority, or whenever zones of the above mentioned characteristics extend into the Contracted Area, THE CONTRACTOR agrees to comply the conditions imposed on those areas by the relevant authority. ANH will not be responsible in any way.

When ANH becomes aware of any claim for private ownership of Hydrocarbons in the subsoil of the Contract Area, it will proceed as required by the relevant legal provisions.

4. DURATION AND PERIODS:  The duration of each period and phase in this Agreement will be regulated as follows:

4.1 Exploration Period. The Exploration Period will last six (6) Years, as of the Effective Date and will be divided into the phases described in Annex C. The first phase begins on the Effective Date and the following phases on the Calendar Day immediately following the end of the preceding phase:

4.1.1 Right to withdraw during the Exploration Period. During any phase of the Exploration Period, THE CONTRACTOR may withdraw from the present Agreement provided it has satisfactorily complied with the Exploration Program of the phase in progress and its remaining obligations. To this end, THE CONTRACTOR will advise ANH of its decision in writing, prior to the expiration of the phase in progress.

However, whenever a phase of the Exploration Program is greater than or equal to eighteen (18) months, THE CONTRACTOR may withdraw from this Agreement during this period. In this event, it must provide ANH with the amount pending execution until completing fifty per cent (50%) of the activities not performed in the Exploration Program of the corresponding phase and one hundred per cent (100%) of the Additional Exploration

Program of the corresponding phase when applicable, which are part of he mandatory exploration program.

4.1.2 Extension of one phase of the Exploration Period. Upon request of THE CONTRACTOR, ANH will extend the phase of the Exploration Period, until the drilling, testing and ending of exploration activities of Exploration Wells and/or the acquisition of the seismic program have been completed, without this period exceeding six (6) months, provided following conditions are met:

a)             That the aforementioned Exploration Operations are part of the Exploration Program and had begun at least one (1) Month prior to the expiration date for the corresponding phase of the Exploration Period;

b)             That THE CONTRACTOR has performed said Exploration Operations uninterruptedly; and

c)              That notwithstanding the diligence applied in the performance of said Exploration Operations, THE CONTRACTOR reasonably believes that the remaining time is insufficient to complete them before the expiration date of the phase in progress.

Upon submitting the extension request, THE CONTRACTOR will provide ANH the documents supporting said request together with a schedule of activities that ensures the completion of the work within a reasonable period of time. Pursuant to the requirements set forth in Clause 50 below, the extension of the corresponding guarantee must be delivered to ANH within the five (5) days following the approval of the extension.

It is understood that, to enforce this clause, the seismic Exploration Operations begin with the uninterrupted registry. It is understood to this same end, that the drilling of wells begins at the time in which the continuous rotation of the drill begins for this perforation.

Paragraph: In the event that an exploration activity affects a community in a reservation or an ethnic settlement, the existence of which has been certified by a competent authority, ANH will assess granting an additional period to comply with the activities that are to be performed within the community’s area of influence. This period may be graded provided that the competent authorities consider that THE CONTRACTOR is diligent in the performance of the activities necessary for prior consultation.

4.2 Production Period: The production period will last for a period of twenty-four (24) years, starting on the date in which ANH receives from THE CONTRACTOR the Declaration of Marketability mentioned in Clause 15 below.

The Production Period will be estimated separately for each Production Area, and consequently, all references to duration, extension or termination of the Production Period refer to each particular Production Area.

4.2.1 Extension of the Production Period.  At THE CONTRACTOR’s choice, ANH will extend the Production Period for successive periods of up to ten (10) years and up to the economic limit of the Commercial Field, provided that the following conditions are met for each period:

a)             That THE CONTRACTOR submits a written request to ANH not more than 4 Years in advance and no less than one (1) Year prior to the expiry of the Production Period for the corresponding Production Area;

b)             That the Production Area is producing Hydrocarbons regularly in the five (5) years prior to the date of the request.

c)              That THE CONTRACTOR proves that during the four (4) Calendar Years prior to the date of the request, it has conducted a drilling program that includes at least one (1) well per Calendar Year and has had an active project for pressure maintenance or secondary, tertiary or enhanced recovery; and,

d)             That during the extensions, THE CONTRACTOR provides ANH at the point of delivery, an additional ten percent (10%) of the Heavy Liquid Hydrocarbons or five per cent (5%) of the non associated gas production or Heavy Liquid Hydrocarbons, after royalties and other participations, and pursuant to the terms of Clause 42 herein.

Paragraph: If THE CONTRACTOR does not fully meet the scope of the condition required in the preceding item c), ANH may or may not grant the extension having previously analyzed the justifications submitted by THE CONTRACTOR. It is understood that denial by ANH will not give rise to a disagreement and will not be subject to the procedure established in Chapter XII below. In any event, the extension of the Production Period will be formalized by the execution of an Amendment to this Agreement.

5. EXCLUSION OF RIGHTS OVER OTHER NATURAL RESOURCES: The rights granted under this Agreement refer exclusively to State-owned Hydrocarbons that are discovered within the Contract Area and consequently, said rights will not be made extensive to any other natural resource that may exist in the aforementioned area.

Paragraph: For the purpose of avoiding the Exploration, Assessment, Development and /or Production Activities intended to be undertaken by THE CONTRACTOR in the Contract Area to interfere with working programs or investments previously approved by competent authorities, corresponding to contracts for the exploration and exploitation of minerals existing in the Contract Area, THE CONTRACTOR will agree with the third parties holding rights over said contracts, on the way in which each will conduct Operations and working programs in order to guarantee sustainable development of natural resources.

In the event that THE CONTRACTOR and the third party(ies) holding rights over said exploration and exploitation contract(s) do not reach an agreement regarding the above paragraph, said disagreement will be subject to the Ministry of Mines and Energy or the entity undertaking its duties, to make a decision and solve the disagreement. In any event, during the time the negotiation and resolution of this disagreement takes place, the compliance of Exploration, Assessment, Development and / or Production obligations that may be affected will be suspended, and ANH will acknowledge all of the remaining contract period at the time of suspension, provided that THE CONTRACTOR evidences that it has acted diligently in managing the suspension.

CHAPTER II- EXPLORATION ACTIVITIES

6. MANDATORY EXPLORATION PROGRAM- During the Exploration Period, THE CONTRACTOR will undertake the Exploration Program for each phase described in Annex C.

To comply with the obligations under the Exploration Program, the Exploration Wells suggested by the CONTRACTOR must be Exploration Wells for a new, type A-3 oil field. In any event, ANH reserves the right to approve other types of Exploration Wells when technical conditions so require.

7. EXPLORATION PLAN: The CONTRACTOR agrees to present ANH the Exploration Plan for the phase about to begin, describing how it will fulfill its obligations, including the terms and conditions under which it will develop the programs to benefit the communities in the area affected by the exploration work, with no less than eight (8) calendar days in advance with respect to the beginning of each phase of the Exploration Period. For the first phase, THE CONTRACTOR must provide the Exploration Plan within a period of thirty (30) calendar days starting on the Effective Date.

8. MODIFICATIONS TO THE MANDATORY EXPLORATION PROGRAM: Modifications to the Mandatory Exploration Program will be regulated by the rules set forth below:

8.1 During the first half of any phase of the Exploration Period, THE CONTRACTOR may replace the acquisition and processing of a seismic program contained in the Exploration Program initially presented for the phase in progress, for the drilling of one or more exploration wells or for the acquisition and processing of a seismic program having more modern technology, provided that the financial effort of the new Exploration Program is equivalent or superior to the one initially presented for the corresponding phase. In this event, THE CONTRACTOR will previously inform ANH in writing of the replacements it intends to make of the Exploration Operations.

8.2 If after drilling an Exploration Well that results in a dry well, THE CONTRACTOR considers that the forecast of the Contract Area does not justify the drilling immediately after of an Exploration Well included in the Exploration Program, THE CONTRACTOR may replace the drilling of up to one (1) Exploration Well for the acquisition and processing of a seismic program, provided that the financial effort of the new Exploration Program is equivalent or superior to the one initially presented for the corresponding phase and that THE CONTRACTOR previously informs ANH in writing of the replacements it intends to make.

9. SUBSEQUENT EXPLORATION PROGRAM At the end of the Exploration Period, and provided an Assessment or Production Area or a Discovery made by THE CONTRACTOR during the last phase of the Exploration Period of the Contract Area exists, THE CONTRACTOR may withhold fifty per cent (50%) of the Contract Area (excluding the Assessment and Production Areas) to undertake a Subsequent Exploration Program in the area withheld and outside the Assessment and Production Areas. In this case, the following procedure will apply:

a)             Prior to the date of termination of the last phase of the Exploration Period, THE CONTRACTOR will inform ANH in writing of its intention to undertake a Subsequent Exploration Program.

b)             Said notice must describe the Exploration Operations that are part of the Subsequent Exploration Program that THE CONTRACTOR agrees to undertake from the end of the last phase of the Exploration Program. Each of the phases of the Subsequent Exploration Program, with a maximum of two (2) eighteen (18) month phases each, must contain at least the drilling of one type A-3 Exploration Well.

c)              Having duly fulfilled the obligations of the first phase of the Subsequent Exploration Program, THE CONTRACTOR may decide not to continue onto the second phase, will results in having to return all of the areas withheld for this purpose or, alternately, the right to continue onto the second phase if appropriate, in which case it agrees to return fifty per cent (50%) of the areas withheld, excluding the existing Assessment and Production Areas. THE CONTRACTOR will inform ANH in writing of its decision within the month following the termination of the first phase.

It is understood that returning the areas referred to herein is without prejudice to the existing Assessment and Production Areas.

Once the Subsequent Exploration program is completed, the Contract Area will be reduced to the Assessment and / or Production existing at that time.

10. ADDITIONAL EXPLORATION: THE CONTRACTOR may undertake Exploration Operations that are additional to the ones contained in the Exploration Program or in the Subsequent Exploration Program, without these Exploration Operations resulting in a modifying of the period agreed for the performance of the Exploration Period or the Subsequent Exploration Period of the ongoing phase or the phases that follow. THE CONTRACTOR must previously inform ANH of the performance of the additional Exploration Operations it intends to undertake. If said Exploration Operations are the ones defined in the Exploration Program of the phase that follows and it is THE CONTRACTOR’s desire that said additional Exploration Operations are credited to the compliance of the exploration duties for the phase that follows, THE CONTRACTOR will request ANH in writing and the latter will discretionally decide whether it accepts this accreditation. In the event that ANH accepts the request, it will determine how the exploration operations additional to the agreements made for the phase of the Exploration Period that follows, will be partially or fully credited.

11. REMAINING INVESTMENT: If THE CONTRACTOR does not make the total amount of mandatory investments associated with the Exploration Program, it must transfer the balance that has not been invested to ANH within the sixty (60) days following the termination of the corresponding phase. At ANH’s criteria, the above sum may be destined to exploration programs in other areas selected by mutual consent.

For the purpose of verifying the execution of the investment budget established, THE CONTRACTOR must present ANH the Auditor’s certification evidencing the amount of the investment executed for each phase, within the thirty (30) days following its termination.

12. PROBLEMS ARISING DURING THE DRILLING OF THE EXPLORATION WELLS: If uncontrollable geologic problems such as cavities, abnormal pressure, severe circulation loss, impermeable formations, or other technical conditions that hinder the drilling of the Exploration Well occur during the drilling of an Exploration Well corresponding to the Exploration Program or a Subsequent Exploration Program, before the target depth is reached and notwithstanding THE CONTRACTOR’S determination to continue in accordance with Good Oil Industry Practices, when drilling reaches a depth of fifteen hundred (1,500) meters, THE CONTRACTOR may request ANH to declare the fulfillment of the obligation to drill by presenting a technical report that provides a detailed description of the situation arising and the efforts undertaken to overcome the problem. Said report must be presented to ANH within a term no greater than fifteen (15) calendar days starting from the moment in which the above-mentioned uncontrollable problem arose.

If ANH accepts that THE CONTRACTOR ends the drilling operations of the well in question, THE CONTRACTOR must obtain a registry of resistivity and another of gamma rays up to the maximum possible depth and abandon or complete the well up to de depth reached. In this case, it is understood that the obligation under the Exploration Program has been fulfilled.

Otherwise, THE CONTRACTOR must drill the well in sidetrack or drill a new well and ANH will grant the period necessary to fulfill this obligation.

13.  NOTICE OF DISCOVERY: THE CONTRACTOR must inform ANH in writing at any time during the four (4) months following the end of the drilling of any Exploration Well, the results of which indicate that a Discovery has been made; this notice must be accompanied by a technical report containing the results of the tests made, a description of geological features and the analysis made to fluids and rocks as indicated by the Ministry of Mines and Energy or the authority performing its duties.

Paragraph: If he discovery is a Discovery of non Associated Natural Gas or Heavy Liquid Hydrocarbons, THE CONTRACTOR must likewise provide the estimates and other supporting evidence for classification purposes, to the Ministry of Mines and Energy or to the authority performing its duties.

14. ASSESSMENT PROGRAM: THE CONTRACTOR will present and perform an Assessment Program of the Discovery if it considers that the Discovery has commercial potential, pursuant to the rules set forth in this Clause. If the Discovery is made during the Exploration Period, THE CONTRACTOR will present an Assessment Program within the six (6) months following the end of the drilling of the Exploration Well where the Discovery was made or the end of the Exploration Period, whichever happens first. If the Discovery results from the performance of a Subsequent Exploration Program, THE CONTRACTOR will present the Assessment Program within the six (6) months following the end of the drilling of the Exploration Well where the Discovery was made.

14.1 Contents of the Assessment Program:  The Assessment Program must contain at least:

a)                                     A geologic map with the coordinates of the Assessment Area at the top of the target formation.

b)                                     A description and purposes of each of the Assessment Operations and the information that has been set out to obtain to determine whether a Discovery can be declared as a Commercial Field.

c)                                      The total budget for the Assessment Program discriminated on a year-to-year basis.

d)                                     The total Assessment Program, which may not exceed two (2) years when it includes the drilling of Exploration Wells or one (1) year in all other cases; this term will be counted starting on the date in which the Assessment Program is presented to ANH and must include the estimated times necessary for obtaining permits that must be granted by authorities.

e)                                      The schedule to Undertake the Assessment Operations within the period mentioned in letter (d) above.

f)                                       The information concerning the destination of the Hydrocarbons and other fluids that THE CONTRACTOR expects to recover as a result of the Assessment Operations.

g)                                     A proposed Point of Delivery to be considered by ANH.

14.2 Extension of the Assessment Program: If THE CONTRACTOR decides to drill Exploration Wells not forecast in the Assessment Program initially presented, ANH may extend the duration of the Assessment Program for an additional period that will not exceed one (1) year, provided the following conditions are met:

a)             That THE CONTRACTOR makes a written request to ANH at least two (2) months prior to the date of termination of the initial period.

b)             That THE CONTRACTOR is diligently undertaking the Assessment Operations included in the Assessment Program.

c)              That the extension requested is reasonable for the time necessary for drilling and testing the Well or additional Exploration Wells.

With the request, THE CONTRACTOR will provide ANH the documents supporting the request.

14.3 Modifications to the Assessment Program: THE CONTRACTOR may modify the Assessment Program at any time during the six (6) months following the date in which the Assessment Program is presented to ANH, to which end it will timely inform ANH and will adapt the total period of said program, which in no case may exceed the term established in 14.1 (d) hereof, without modifying the starting date indicated.

14.4 Assessment Report: THE CONTRACTOR will present ANH a full report of the results of the Assessment Program within the three (3) months following the date of its termination. Said report will include at least: a geologic description of the Discovery and its structural configuration; the physical properties of the rocks and fluids present in the fields associated to the Discovery; the pressure, volume and analysis of the field fluids temperature; the production capacity (per well and for the entire Discovery); and an estimate of the recoverable reserves of hydrocarbons.

Paragraph 1: If THE CONTRACTOR includes the drilling of Exploration Wells in the Assessment programs undertaken during the Exploration Period, it may credit both compliance of the Exploration Program as well as corresponding Assessment Program by drilling two (2) Exploration Wells, provided that the same type of Exploration Well is contemplated in the phase of the Exploration Program immediately following the beginning of the Assessment Program and drilling concludes prior to the date of termination of the Assessment Program in which they were included or the phase of the Exploration Program to which said wells correspond, whichever is closest. In this case, THE CONTRACTOR will return ANH the portion of the Contract Area in which no exploration activities will be undertaken during the time remaining in the Exploration Period.

Paragraph 2: In case the discovery of Non Associated Natural Gas or Heavy Liquid Hydrocarbons or Non Conventional Hydrocarbons, and at any time during the second half of the Assessment Period, THE CONTRACTOR may request ANH an extension of the Assessment Program for up to two (2) additional years; this term may be extended at ANH’s criteria, with the purpose of undertaking feasibility studies to build infrastructure, with regards to production methods and/ or market development. In these cases, the request will include in the Assessment Program, the information related to the feasibility studies that THE CONTRACTOR considers necessary to undertake. At the end of the extension granted, THE CONTRACTOR will provide ANH the conclusions and recommendations of the feasibility studies.

Paragraph 3: This clause only applies to discovering Exploration Wells drilled by THE CONTRACTOR outside of the areas designated as Assessment or Production. Consequently, when new volumes of Hydrocarbons found are part of one same Assessment or production Area, there will be no new Assessment Period.

15. DECLARATION OF MARKETABILITY: Within the three (3) months following the expiration of the term stipulated for the performance of the Assessment Program, or upon expiration of the term agreed under the Paragraph 2 of Clause 14, if applicable, THE CONTRACTOR will deliver to ANH a written declaration stating clearly and precisely its unconditional decision to commercially exploit the Discovery, or otherwise. If the decision is positive, the Discovery will be treated as a Commercial Field as of the time of said declaration.

15.1 Non-Marketable Discovery: If THE CONTRACTOR does not provide ANH the declaration of marketability within the stipulated term, it will be understood that THE CONTRACTOR has concluded the Discovery is not a Commercial Field. In such case or in the event that the declaration is negative, THE CONTRACTOR accepts no rights have been generated in its favor and therefore waives any claim of rights over the Discovery. The corresponding Assessment Area will be returned to ANH.

CHAPTER III — PRODUCTION ACTIVITIES

16. PRODUCTION AREA: The Production Area will be enclosed by a polygon or by a regular geometric shape that will include the Commercial Field or the portion of said field that is within the Contract Area, plus a margin around the Commercial Field no greater than one (1) kilometer, provided the Contract Area allows it. Because the area of the Commercial Field included in the Production Area may vary, the Production Area will remain unaltered, with the exception of the provisions included in the following clause.

17. BROADENING THE PRODUCTION AREA: If during the course of the production Period, THE CONTRACTOR determines that a Commercial Field extends beyond the Production Area but within the Contract Area in force, it may request ANH to broaden said

Production Area, all corresponding support will accompany the request. Having complied with the above to ANH’s satisfaction, the latter may extend the Production Area, in the understanding that if said extension overlaps with another Production Area, the duration of the Production Period that will apply to the joined Production Area will be the one applied to the Production Area in regards to which marketability was first declared.

Paragraph: When pursuant to this clause, the Production Area requested by THE CONTRACTOR extends beyond the Contract Area, ANH may extend the Contract Area treating the extension requested with the same contract rules as the Assessment Area, unless any of the following situations arises in regards to the requested area:

a)             That there are rights granted to another entity for the performance of activities that are equal or similar to the subject of this Agreement.

b)             That it is in process of negotiation or contest for ANH to grant rights.

c)              That there are restrictions ordered by a competent authority that hinder the undertaking of the activities of this Agreement.

d)             That ANH believes that economic conditions need to be adjusted.

18. DEVELOPMENT PLAN: Within three (3) months following the presentation of the Declaration of Marketability mentioned in Clause 15, THE CONTRACTOR will deliver ANH the initial Exploitation Plan, which must contain at least the following information:

a) The map with coordinates of the Production Area.

b) An estimate reserves and accumulated production of Hydrocarbon, broken down by types of Hydrocarbons.

c) The general scheme projected for the Development of the Commercial Field, including a description of the drilling plan for development wells, extraction methods, respective facilities and processes to which fluids extracted will be subject before the Point of Delivery.

d) An annual Hydrocarbon production forecast and its sensitivities, using the optimum production rate that will allow the maximum economic recovery of reserves.

e) An identification of critical factors for the execution of the Development Plan such as environmental, social, economic, logistics factors and options to manage them.

f) The terms and conditions under which it will develop programs to benefit the communities in the areas influenced by the Production Area.

g) Proposed Point of Delivery for ANH to consider.

h) An Abandonment program for the purposes of Clause 71.

19. DELIVERY OF THE DEVELOPMENT PLAN: ANH will acknowledge receipt of the Development Plan when THE CONTRACTOR provides all the above-described information. If ANH has not received the Development Plan with all the above stated

information, in the sixty (60) calendar Days following presentation, it may demand delivery of the pending information and THE CONTRACTOR will have thirty (30) calendar Days counted as of the date of receipt of said delivery demand to provide the information. If ANH has made no statement within ninety (90) calendar Days of presentation of the Development Plan by THE CONTRACTOR, the Plan will be understood to be provisionally accepted, until ANH makes a statement in this regards, in which case THE CONTRACTOR must accept observations made by ANH, when adopting them is reasonably feasible.

If THE CONTRACTOR does not deliver the Development Plan on the date stipulated in the preceding subsection or if ANH has not received the pending documentation in the thirty (30) Day term mentioned in this subsection, this will be considered as a failure to comply under clause 67.

20. UPDATING THE DEVELOPMENT PLAN: When THE CONTRACTOR needs to amend the Development Plan, it will adjust and present the amended Development Plan for each of the existing Production Areas in the Agreement, following the process set forth in Clause 19. When the real Hydrocarbon production of the immediately preceding year has a difference of more than fifteen (15%) percent with respect to of the production forecast in the Development for a Production Area, THE CONTRACTOR will provide the necessary explanations.

21. ANNUAL OPERATION PLAN: Within three (3) months following the date of Declaration of Marketability and within the three (3) first months of each Calendar Year, THE CONTRACTOR will present ANH an Annual Operations Plan that must meet the following requirements:

21.1 Content: The Annual Operations Plan will include at least:

a)             A detailed description of the Development and Production Operations that THE CONTRACTOR expects to undertake during the same and the following year with the corresponding schedule broken down by project and calendar trimester, which must also include the periods required to obtain authorizations and permits from competent authorities.

b)             The monthly production forecast for the Production Area for each corresponding Calendar Year.

c)              The average annual production forecast until the end of the economic life of the fields located within the Production Area.

d)             The estimated outcome (investments and expenses) for the following four (4) calendar years or until the end of the Production Period, whichever is shortest, and

e)              The terms and conditions pursuant to which the programs benefitting the communities located in the area influenced by the Production Area will be developed.

21.2 Performance and Adjustments: The Development and Production Operations of the Annual Operations Plan mentioned in letter (a) above are of mandatory performance. THE CONTRACTOR will begin said Development and Production Operations in accordance with the schedule presented.

During the performance of the Annual Operations program, THE CONTRACTOR may make adjustments to said plan for ongoing the Calendar Year, provided that such adjustments do not entail reducing the production by more than fifteen per cent (15%) with respect to the initial forecast. Except for emergencies, adjustments may not me formulated with a frequency less than three (3) months. THE CONTRACTOR will inform previously and in writing of any adjustments to the Annual Operations Program.

Paragraph: THE CONTRACTOR will present the first of the annual operations programs for the remaining period of the corresponding Calendar Year. When the termination of the first Calendar Year is less than three (3) months ahead, the first annual operations program will include the year immediately after.

22. ABANDONMENT FUND:  THE CONTRACTOR will establish a fund to guarantee the financing of activities that are necessary to undertake an Abandonment program of the wells and an environmental renewal of production areas when their Production Period ends, in accordance with Good Oil Industry Practices and pursuant to the following stipulations:

22.1 Creation: Upon the expiration of the first calendar Year from the Month in which THE CONTRACTOR began commercial and regular production of Hydrocarbons in a Production Area, and uninterruptedly from thereon THE CONTRACTOR will keep a special accounting record called Abandonment Fund, in order to implement the Abandonment Program. To guarantee that the necessary financial resources are available, THE CONTRACTOR will establish an escrow account, a bank guarantee or any other instrument accepted by the ANH. In either case, the Parties will determine the terms and conditions of the agreed instrument in the Year immediately preceding the date on which the Abandonment Fund must be established. Should no agreement be reached, THE CONTRACTOR will, at any rate, establish a bank guarantee pursuant to the terms of this Clause.

2.22 The Amount of the Abandonment Fund.  The amount of the Abandonment Fund at the end of each Calendar Year will be the one resulting from applying the following formula:

AMA = (PAH / RIH)2 x CAB

where:

AMA is the value of the Abandonment Fund that THE CONTRACTOR must register for each Production Area, at the end of the Calendar Year.

PAH is the accumulated volume of Hydrocarbons produced in each Production Area, from the beginning of its production until December 31 of the Year for which the calculation is made.

RIH are the proven reserves of Hydrocarbons in each Production Area, expressed in barrels of Liquid Hydrocarbons in accordance with the Development Plan and its updates.  This includes accumulated production (PAH   ) plus remaining proven reserves.

CAB is the estimated updated cost of the Abandonment operations for each Production Area. In case of annual adjustments, CAB will be reduced by the value of Abandonment costs already executed.

All estimates of Hydrocarbon production and reserves mentioned above (PAH and RIH) will be made in equivalent barrels of Liquid Hydrocarbons.  To this end, the Parties agree that for conversion purposes, fifty seven hundred cubic feet (5700 ft.³) of gas at standard conditions are equivalent to one Barrel of Liquid Hydrocarbons.

The variables in the formula will be reviewed and updated annually by THE CONTRACTOR, based on actual disbursements in Abandonment activities executed, and in terms of Hydrocarbons production and reserve volumes.

Paragraph 1: For the purposes of this Clause, proven reserves are those corresponding to the definition adopted by the competent authority in the Republic of Colombia, pursuant to the regulatory framework prevailing at the time the calculation is made.

Paragraph 2:  Compliance of the obligations referred to in this Clause does not relieve THE CONTRACTOR from its obligation to undertake, at its own cost and risk, all Abandonment operations in each Production Area.

CHAPTER IV- CONDUCTING OPERATIONS

23. AUTONOMY: THE CONTRACTOR will have control over all operations and activities considered necessary for a technical, efficient and economic Exploration of the Contract Area and for the Assessment and Production of Hydrocarbons found in the area. THE CONTRACTOR will plan, prepare, perform and control all activities using its own means and with technical and management autonomy pursuant to Colombian legislation and observing Good Oil Industry Practices. THE CONTRACTOR will perform all activities directly or through subcontractors.

Paragraph: The autonomy of THE CONTRACTOR mentioned herein, does not hinder competent authorities, including ANH, from performing their legal and regulatory power with regards to every issue under their authority, which will in no way be limited by virtue of this Agreement.

24. OPERATOR: Whenever THE CONTRACTOR is formed by two or more companies, it will state which of them will act as operator. Prior approval of the operator by ANH is required.

If more than two (2) different operators are required at the same time in this Agreement, prior approval by ANH will be required.

25. DESIGNATED OPERATOR Without prejudice to direct operation, THE CONTRACTOR may contract a third party to act as Designated Operator provided it evidences legal, technical, operational and financial capacity pursuant to the contracting regulations of ANH. The third party designated by THE CONTRACTOR as operator may not perform its duties as such until it has been approved by ANH.

When the Designated Operator decides to resign, THE CONTRACTOR must inform ANH with no less than ninety (90) calendar day’s previous notice.

Paragraph:   Whenever ANH becomes aware that the Operator or Designated Operator has engaged in negligent practices or practices contrary to Good Oil Industry Practices in relation with the compliance of the obligations under this Agreement, it will so advise THE CONTRACTOR, who will have 90 calendar Days counted from the date of the requirement to adopt corrective measures.  If after this time the deficient conduct continues, ANH will require THE CONTRACTOR to change the operator. If within the sixty (60) calendar days following this demand, THE CONTRACTOR has not changed the operator, this will be considered as a breach with this Agreement.

26. OBTAINING PERMITS: THE CONTRACTOR is under the obligation to obtain on its own and at its own risk, all licenses, authorizations, permits and any other rights granted under the law, and that are necessary to perform the operations subject to this Agreement.

27. SUBCONTRACTORS: To undertake the operations subject to this Agreement, and subject to Colombian law, only the Operator may enter into contracts at its own cost and risk, to obtain goods and services, including technical advising within the country or abroad.

The Operator will keep an updated relation of the work, service and supply agreements and will provide ANH with said relation when requested. The relation must specify at least the name of the supplier, contractor or subcontractor, the objective, value and duration of the agreement.

28. METERING: THE CONTRACTOR will effect metering, sampling and quality control of the Hydrocarbons produced and will keep the metering equipment or instruments calibrated in accordance with standards and methods accepted by Good Oil Industry Practice, and the legislation and regulations in force, making the analyses required, and effecting the relevant corrections to the Liquidation of the net volumes of Hydrocarbons received and delivered at standard conditions.

THE CONTRACTOR will adopt all actions necessary to preserve the integrity, reliability, and safety of the facilities and the equipment or instruments used for metering.  In addition during the term set forth by the Code of Commerce and additional relevant regulations, it will keep the regular calibration records for such equipment and instruments and of daily Hydrocarbon and fluids production and consumption metering in each Commercial Field, for ANH or the competent authorities to review.

ANH will be entitled to inspect the metering equipment installed by THE CONTRACTOR, and all the metering units used in general at any time.

Paragraph: When two or more production fields use the same development facilities, they must include a metering system, which enables determining the production resulting from each of those fields.

29. PRODUCTION AVAILABILTY: THE CONTRACTOR will transport produced Hydrocarbons to the Point of Delivery, except those used for the benefit of operations under this Agreement, and those that are inevitably lost in these functions.  The Hydrocarbons will be measured at the fiscalization point in accordance with the procedure described in Clause 28 above, and based on that measurement, the royalty volume referred to in Chapter V and the ANH’s rights as stated in Chapter VI, as well as the volume which correspond to THE CONTRACTOR will be determined.

As of the Point of Delivery, and without prejudice of the legal provisions regulating this matter, THE CONTRACTOR will be free to sell its share of Hydrocarbons in Colombia or export them, or to dispose of them in any other manner.

30. UNIFICATION: When an economically viable oil field extends continuously to one or more areas outside the Contract area, THE CONTRACTOR, in agreement with ANH and the remaining interested parties, will implement, subject to prior approval by the competent authority, a cooperative unified exploitation plan, subject to the provisions of Colombian law.

31. NATURAL GAS PRESENT: Natural gas present in any assessment or Production area will be subject to the following rules:

31.1 Restriction of Waste and Use : THE CONTRACTOR is under the obligation to avoid wasting Natural Gas extracted from a field and, as provided for by the law and regulations in force on the matter, it may use that gas as fuel for operations, as a source of energy for maximum final recovery of Hydrocarbon reserves, or confine it in the same oil fields to be used for these purposes during the duration of the Agreement, before the corresponding Point of Delivery.

31.2 Associated Natural Gas.  If THE CONTRACTOR discovers one or more Commercial Fields with associated natural gas, it will present ANH a project for the use of the associated natural gas, in the three Years following the beginning of Production of each Commercial Field.  If THE CONTRACTOR fails to perform this obligation, ANH may dispose of the associated natural gas coming from those fields, free of charge, subject to the legal provisions in force.

32. DAMAGES AND LOSS OF ASSETS: All costs and / or expenses necessary to replace or repair damages or losses of goods or equipment resulting from fire, floods, storms, accidents or other similar events will be at the risk and expense of THE CONTRACTOR, which will inform ANH of the losses or damages occurred as fast as possible after the event.

33. INSPECTIONS AND FOLLOW UP: ANH will have the following rights and THE CONTRACTOR will have the following obligations related to the follow up of the agreements and inspections made by ANH and/ or its agents:

33.1 Visits to the Contract Area.  During the duration of this Agreement, ANH may at its own risk and any time, and using procedures considered appropriate, visit the Contract Area to make inspections and to follow up on the activities of THE CONTRACTOR and subcontractors directly related to this Agreement, and to ensure that this Agreement is being complied.  Likewise, it may verify the accuracy of information received.

Whenever the inspector detects failures or irregularities on the part of THE CONTRACTOR, he may make observations that THE CONTRACTOR will respond to in writing, within the time given by ANH.

THE CONTRACTOR will place at its own expense, transport, accommodation, meals and other services at the disposal of the ANH representative on the same conditions to those provided for its own personnel, if required.

33.2 Delegation.  ANH may delegate the inspection of and the follow-up to the operations in the Contract Area in order to ensure that THE CONTRACTOR is complying with the obligations contracted under the terms of this Agreement, Colombian law and Good Oil Industry Practices.

Paragraph: The lack of inspection and follow-up activities by ANH in no way relieves THE CONTRACTOR from complying with obligations agreed by virtue of this Agreement, nor does it imply any reduction thereof.

34. PROGRAMS TO BENEFIT COMMUNITIES:  In the Exploration Plan, the Development Plan and the Annual Operations Plan, THE CONTRACTOR must include a chapter about the programs it will undertake to benefit the communities located within the areas affected by the project. This plan must adjust to the terms and conditions indicated by ANH, pursuant to the rules set forth in Article 5, subsection 5.7 of Decree Law 1760 of 2003. While ANH determines the terms ad conditions applicable to these programs, THE CONTRACTOR will subject them to ANH’s approval.

These activities are understood as agreed once ANH makes a statement in this regard within the three (3) months following the receipt of the corresponding plan or program referred to herein. THE CONTRACTOR will accept reasonable suggestions informed by ANH and which must be included in the plans and programs as the case may be. Once ANH has verified that its suggestions have been included, it will consider the corresponding activities as agreed upon. Should ANH fail to make any statement within the above-mentioned period, THE CONTRACTOR may undertake the programs to benefit the communities that were included in its initial proposal.

CHAPTER V- ROYALTIES AND OTHER GENERAL OBLIGATIONS

35. ROYALTIES THE CONTRACTOR will make the percentage of Hydrocarbon production set forth by the law as royalties, available to ANH at the Point of Delivery. Royalty collection will be made in cash or in kind, as determined by ANH.

35.1 Collection in kind. When royalties are collected in kind, THE CONTRACTOR will deliver the corresponding volume of Hydrocarbons to ANH, to which end the Parties will agree on a procedure to program deliveries and other necessary aspects.

At any rate, ANH will have one (1) Month to withdraw said amount. If this term expires and ANH has not withdrawn the royalty volume, and if THE CONTRACTOR has available storage capacity in its facilities, THE CONTRACTOR agrees to store the Hydrocarbons for up to three (3) consecutive months. In this event, ANH will pay a storage fee, which will be agreed by the Parties on a case-by-case basis. In the event that the Parties do not each an agreement on this fee, it will be determined by the Ministry of Mines and Energy or by the entity regulating Hydrocarbon transport in the country.  At the end of this last term, THE CONTRACTOR may market this volume pursuant to Section 35.3 below.

If there is no storage capacity available, THE CONTRACTOR may continue producing and taking the royalty volume, crediting to ANH the royalty volume it was entitled to take but did not, for a later delivery.

Paragraph: Once eighty per cent (80%) of the storage capacity in the Production Area has been used, THE CONTRACTOR may dispose of the corresponding volume and ANH may begin withdrawing at its convenience, at a delivery rate compatible to the field’s production capacity.

35.2 Collection in cash. When THE CONTRACTOR is required to pay the royalties in cash, it will deliver ANH the corresponding sums within the period stated in the law or by the competent authority or as agreed by the Parties as the case may be. In the event of late payment, THE CONTRACTOR will pay ANH the amount necessary to cover the owed sum, together with the corresponding penalty interest and any expenses incurred by ANH in securing payment.

35.3 Sale of royalty volumes. When ANH considers it convenient and provided that regulations allow it, THE CONTRACTOR will market the portion of Hydrocarbon production corresponding to royalties and will deliver the proceeds of said sale to ANH. To this end, the Parties will agree on the specific details of the sale.  At any rate, THE

CONTRACTOR will make its best effort to sell said production at the highest price in available markets. ANH will pay THE CONTRACTOR the direct cost and a reasonable selling margin to be agreed by the Parties. If no agreement has been made, the expert mechanism included in Clause 74 will apply.

35.4 Paying Participation: ANH will be solely responsible for making payments to which beneficiary entities are entitled under the law for royalty participation.

36.  PRICE FOR INTERNAL SUPPLY: Whenever THE CONTRACTOR is required to sell its crude to meet refining needs for internal supply, the price of said sale will be estimated based on international prices, as established in Resolution No. 18-1709 of December 23, 2003 issued by the Ministry of Mines and Energy, or in any other law or regulation that amends or substitutes it.

37. LOCAL GOODS AND SERVICES: THE CONTRACTOR will give preference to local suppliers of goods and services under equal competitive conditions in terms of quality, opportunity and price.

CHAPTER VI- CONTRACTUAL RIGHTS OF ANH.

38. RIGHTS FOR SUBSOIL USE:  THE CONTRACTOR’s use of subsoil will cause the following rights in favor of ANH:

38.1 Exploration Areas. For each phase, THE CONTRACTOR will acknowledge and pay ANH a fee per surface unit in accordance with the rules set forth in Annex D, subsection D.1. These sums will be paid within the month following the beginning of the corresponding phase.

38.2 Assessment and Production Areas. THE CONTRACTOR will acknowledge and pay ANH a fee per production unit it has ownership rights to, which sum, payable in United States dollars, will be the one defined in Annex D, subsection D.1. This payment will be made half-yearly in arrears, in the first month of the next half-year.

Paragraph: Production of natural gas destined to reinjection operations or to other processes directly related to the production of the same field from which extractions are made, will not give rise to payment for production rights as stated in this subsection.

39. FEE FOR HIGH PRICES:  THE CONTRACTOR will pay ANH a fee for high prices over the production it owns, whether in cash or in kind at ANH’s choice, as defined in Annex D, subsection D.2.

40. ECONOMIC RIGHT FOR PARTICIPATION IN PRODUCTION: Whenever agreed, THE CONTRACTOR will pay ANH a percentage of total production after royalties, as a fee for participation in production pursuant to Annex D, subsection D.3. The fees referred to in Clauses 38 and 39 will not result from this participation. During the extension of the Production Period, the fees for subsoil use and high prices referred to in Clauses 38 and 39 respectively, will only result from THE CONTRACTOR’s volume, after subtracting the right to participation stated herein.

41. ECONOMIC RIGHTS IN PRODUCTION TESTS: Liquid Hydrocarbons obtained as a result of the production tests undertaken by THE CONTRACTOR will also cause the fees mentioned in the preceding clauses.

42. PARTICIPATION IN PRODUCTION DURING THE EXTENSION OF THE PRODUCTION PERIOD: In all extensions to the Production Period, THE CONTRACTOR will acknowledge and pay ANH as a fee for participating in production, a sum equivalent to ten percent (10%) of the cost of production of light Liquid Hydrocarbons at the Point of Delivery or five percent (5%) in the event of non associated Natural Gas or heavy Liquid Hydrocarbons — having API gravity less than or equal to fifteen degrees (15º) - obtained by THE CONTRACTOR from the date in which the initial Production Period ends, and valued at the Point of Fiscalization after discounting the percentage corresponding to royalties and the Economic Rights, as the participation percentage referred to in Clause 40. The fees stated in Clause 38 and 39 will not result from this participation.

Paragraph: During the extension of the Production Period, the rights resulting from the use of subsoil, from high prices and other ANH rights, will only result from the volume of THE CONTRACTOR after having subtracted the participation rights indicated herein.

43. TECHNOLOGY TRANSFER: In order to strengthen the institution and the sector, THE CONTRACTOR agrees to undertake at its own expense and cost, research, training, and education programs and to support ANH scholarships, the terms, conditions and beneficiaries of which will be determined by ANH during the duration of this Agreement.

All costs involved in research, training, education and support to ANH scholarships, until the limit indicated herein and except for labor rights, but which result from the compliance of the obligations agreed to by THE CONTRACTOR in this Clause, will be paid one hundred per cent (100%) by THE CONTRACTOR. THE CONTRACTOR will not pay under any circumstance for any labor costs related to the beneficiaries of the research, training, education or scholarships.

To comply with the obligation to do stated in this Clause, during each phase of the Exploration Period and its extensions, THE CONTRACTOR agrees to undertake and pay for research, raining, education and ANH’s scholarships program in an amount up to twenty five per cent (25%) of the sum resulting from multiplying the number of hectares and the fraction hectare of the Contract Area, by the amount presented in the table in Annex D, subsection D.1. This estimate will be made at the beginning of each phase, including the first one. Regarding Production Areas, the obligation to do under this Clause will be up to ten percent (10%) of the amount corresponding to the right to use the subsoil indicated in Clause 38 (subsection 38.2) for each Calendar Year.

In no case, will THE CONTRACTOR be demanded to fulfill the obligation stated in this clause in an amount greater than one hundred thousand dollars (US$100,000.oo) constant in 2004 per phase or Calendar year as the case may be. The amount in current dollars of the nominal value of this maximum limit will be estimated for each calendar year considering the consumer index price published by the US Department of Labor for the end of June of the immediately preceding year.

Compliance of this obligation will be demanded from the month following the beginning of each phase or Calendar Year as the case may be, in accordance with the estimate made by ANH for that purpose.

Paragraph: THE CONTRACTOR may fulfill this obligation through a third party designated through and agreement by the Parties, or adhering as trustor in an administration and payment trust that is established for this purpose.

CHAPTER VII- INFORMATION AND CONFIDENTIALITY

44. SUPPLY OF TEHCNICAL INFORMATION: THE CONTRACTOR will keep ANH timely and permanently informed of the progress and results of operations.  Therefore, in addition to documents required in other Clauses herein, THE CONTRACTOR will provide ANH all scientific, technical and environmental information obtained during the performance of this Agreement, as they are obtained, and before the expiry date of each of the phases of the Exploration Period, and per Calendar Year during the Production Period.  This Exploration and Production information will be delivered to ANH in accordance with the Manual for the Provision of Information Concerning Exploration and Production.

45.  CONFIDENTIALITY OF THE INFORMATION.  The Parties agree that all data and information produced, obtained or developed as a result of the operations under this

Agreement are considered to be strictly confidential during the five (5) following calendar Years, starting as of the end of the calendar Year in which they are produced, obtained or developed, or until termination of the Agreement or upon the partial relinquishment of the area, regarding the information acquired in those relinquished areas, whichever occurs first.

For interpretations based on data from the operations performed under this Agreement, the term will be twenty (20) calendar years, counted as of the date of the obligation to relinquish to ANH or upon termination of the Agreement or the partial relinquishment of areas regarding the information acquired in the relinquished areas, whatever shall occur first.

This stipulation does not apply to data or information the Parties must provide in accordance with legal provisions or regulations in force, nor those required by its affiliates, consultants, contractors, auditors, legal advisors, financial institutions and competent authorities having venue over the Parties or their affiliates, or due to the regulations of any stock exchange in which the shares of THE CONTRACTOR or its related parties are listed; however, the delivery of information must be notified to the other Party.

Restrictions on the disclosure of information will not prevent THE CONTRACTOR from supplying data or information to companies interested in the eventual assignment of rights regarding the Contract Area, provided that such companies sign the corresponding confidentiality agreement that fulfills the stipulations contained in this clause.

ANH agrees to refrain from delivering to third parties any information or data obtained as a result of THE CONTRACTOR’s operations, except as necessary to comply with some legal provision applicable to ANH, or in the normal course of its duties. For the remaining cases, ANH will require prior authorization by THE CONTRACTOR.

46. RIGHTS OVER INFORMATION Upon the expiration of the period of confidentiality set forth in the preceding Clause, it is understood that THE CONTRACTOR transfers to ANH all rights over all data and its interpretations, without THE CONTRACTOR losing the right to use said information. From that moment on, ANH may dispose of the information freely.

47.                             ENVIRONMENTAL AND SOCAL INFORMATION: THE CONTRACTOR will maintain ANH timely and permanently informed of the progress of environmental processes, including everything related to: the beginning of said processes, the procurement of the corresponding licenses, permits and other substantial decisions, the beginning of administrative procedures to sanction and the imposing of preventive measures and sanctions. Likewise, THE CONTRACTOR will timely inform of any difficulty presented during the course of these processes or that may affect the compliance of the foreseen periods.

48.  HALF-YEARLY EXECUTIVE REPORT.  In addition to the information referred to in other Clauses of this Agreement, the Manual for the Provision of Information, and the requirements of Colombian legislation, THE CONTRACTOR will deliver ANH basic and summarized information on matters such as but not limited to prospectivity, Exploration, Assessment and Production Operations, reserves- current production and forecasts, performance and projections for the following Calendar Year, personnel, industrial safety, environment and communities, national hiring percentage, among others.

These reports will be delivered within the sixty (60) calendar Days following the end of each calendar half-year. The report for the second semester will be the Annual operations Report.

49. INFORMATIONAL MEETINGS: ANH may summon THE CONTRACTOR to informational meetings at any time during the duration of this Agreement.

CHAPTER VIII- GUARANTEES, RESPONSIBILITIES AND INSURANCE

50. COMPLIANCE GUARANTEE: THE CONTRACTOR will issue guarantees in favor of ANH, in the form and on the terms and conditions provided for in this Agreement, to secure the compliance and appropriate performance of all obligations of each phase of the Exploration Period, and of the Subsequent Exploration Program, if any, and the remaining activities inherent to such obligations, and to secure payment of penalties imposed for failure to comply under this Agreement. The execution of this guarantee does not exempt THE CONTRACTOR from paying all damages resulting from failure to comply or for the inappropriate performance of this Agreement, and consequently, said payments may be cumulative.

50.1 Form Of Guarantees: THE CONTRACTOR will, at its own expense, establish one or more standby letters of credit, which shall be unconditional and irrevocable, payable at sight and opened with a bank or financial institution legally established in Colombia. THE CONTRACTOR may present another instrument and/or agency, which must be previously approved by ANH.

50.2 Amount Of Guarantees: THE CONTRACTOR: will grant the guarantees corresponding to each phase of the Exploration Period or the Subsequent Exploration Programs the case may be, in a percentage of the estimated value of the budget for each phase of the Exploration Program or the Subsequent Exploration Program as the case may be, for no less than the ten percent (10%) commonly applied in areas directly assigned, estimated in dollars of the United States of America and payable in Colombian pesos as stated in Annex E. The amount of the guarantee may in no event be less than one hundred thousand dollars (US$100,000.oo) of the United States of America.

50.3 Delivery Of Guarantees: THE CONTRACTOR will deliver the guarantees mentioned in this Clause to ANH, in accordance with the essential terms in the forms included in Attachment E hereto, not less than eight (8) calendar Days prior to the start of each phase of the Exploration Period, or of the subsequent Exploration Program, as the case may be. For the first Phase, THE CONTRACTOR will provide the guarantee in the fifteen (15) calendar Days following the date the contract is executed. If THE CONTRACTOR is reasonably unable to deliver the guarantees to ANH for causes not attributable to THE CONTRACTOR in the term stipulated above, ANH may extend the delivery date upon the request of THE CONTRACTOR.

Paragraph: Pursuant to the rules set forth in Clause 60 (Resolution), if THE CONTRACTOR fails to deliver the guarantees or the extensions thereof requested by ANH within the terms stipulated, ANH may terminate this Agreement.

50.4.  Validity Of Guarantees:  Each and every guarantee must be valid for the (total or partial) term of the phase whose obligations are being secured, plus at least six (6) additional months.  In the event of extensions to the terms of the Agreement, guarantees must also be extended or replaced by others of the same value, and the minimum validity equal to the time of the extension or the term remaining in the phase plus six (6) additional months.

50.5 Rejection Of Guarantees:  ANH will reject guarantees provided by THE CONTRACTOR if they fail to comply with the requirements of this Clause.  ANH will advise THE CONTRACTOR of said rejection. As of said notice, THE CONTRACTOR will have fifteen (15) calendar Days to correct the mentioned guarantee. If not corrected, guarantees rejected will be deemed not delivered for the purposes of Subsection 50.3.

50.6 Calls On Guarantees:  ANH will call on guarantees if THE CONTRACTOR fails to comply all or part of any of the obligations secured, without prejudice to the performance of the remaining obligations contracted.  Payment of standby letter(s) of credit does not relieve THE CONTRACTOR of its obligation to pay indemnities for damages caused by its breach.  ANH reserves the right to resort to mechanisms for the settlement of disputes when the value of the guarantee is not sufficient to cover the amount of indemnities.

51. RESPONSIBILITIES OF THE CONTRACTOR: THE CONTRACTOR will undertake the following responsibilities among others, at its own cost:

51.1 Labor Responsibilities: For all legal purposes, THE CONTRACTOR will be the sole employer of the workers hired to develop the activities under this Agreement and, as a result, shall be liable for all labor obligations resulting from labor contracts or relations, such as paying wages, benefits, tax related contributions, registration and contributions towards pension funds, health benefits and professional hazards to the Social Security System under the law.

THE CONTRACTOR will diligently and appropriately train any Colombian personnel required to replace foreign personnel that THE CONTRACTOR considers necessary to undertake the activities under this Agreement.

At any rate, THE CONTRACTOR must comply with the legal regulations indicating the percentage of local and foreign employees and workers.

51.2 Responsibility Resulting From Operations: THE CONTRACTOR will perform the obligations under this Agreement in a responsible, diligent, efficient as well as in a technically and economically appropriate manner. It will ensure that all subcontractors fulfill the terms of this Agreement, Colombian laws and follow Good Oil Industry Practices.

THE CONTRACTOR will be solely liable for damages and losses caused as a result of the activities and operations under this Agreement, including those caused by subcontractors, in the understanding that it will not be liable  to ANH at any time for mistakes in criteria or for losses or damages that do not result from gross negligence or intentional misconduct.

When THE CONTRACTOR subcontracts, the work or services subject to subcontracting will be performed in its name, as a result of which THE CONTRACTOR will keep its direct responsibility for the obligations established in the subcontract and resulting therefrom, an it cannot be released from said responsibilities as a result of the subcontract.

ANH will not undertake any responsibility for losses or damages caused to third parties by THE CONTRACTOR, its employees, subcontractors or the employees of the subcontractors in performing the activities under this Agreement.

51.3 Environmental Responsibility:  THE CONTRACTOR will give special care to the protection of the environment, and the compliance of regulations applicable on the matter and Good Practices. Likewise, THE CONTRACTOR will adopt and implement specific contingency plans to attend to emergencies, and repair damages in the most efficient and timely manner possible.

In the phases of the Agreement involving activities the performance of which is subject to environmental licenses, permits, concessions or authorizations, THE CONTRACTOR must begin the corresponding procedure before the competent authorities within ninety (90) calendar days after starting the corresponding phase.

It is understood that the process to request an environmental license has begun when the following documents are filed:

a)             evidence of the request filed before the MAVDT, to make a statement concerning the need to elaborate he Environmental Alternative Diagnosis.

b)             Evidence of the request filed before the Ministry of the Interior and Justice to certify that ethnic groups exist in the area affected by the project.

c)              Evidence of the beginning of the environmental impact study or environmental management plan as the case may be.

THE CONTRACTOR’s failure to meet the terms stated in this subsection or lack of diligence during the corresponding procedures, will not allow THE CONTRACTOR to argue to ANH a delay in obtaining licenses, permits, concessions or authorizations as support to request an extension or suspension of the obligations of each corresponding phase, and will give rise to a breach of this Agreement.

Whenever any activity or Exploration Operation requires permits, authorizations, concessions or environmental licenses, THE CONTRACTOR will refrain from undertaking them until the said permits, authorizations, concessions or environmental licenses are obtained. THE CONTRACTOR may not start production if the environmental impact studies are not approved and the corresponding environmental licenses and other requirements are not issued.

All sanctions and preventive measures adopted by environmental authorities against THE CONTRACTOR for failure to comply with environmental duties under its charge will result in a breach of this Agreement and its subsequent termination, provided that said failure affects compliance of the obligations under this Agreement.

THE CONTRACTOR will inform ANH on a semester-by-semester basis, of the of the environmental aspects of the Operations, how preventive and contingency plans are applied, and the state of ongoing procedures before the competent environmental authorities regarding permits, authorizations, concessions or licenses as the case may be.

52. COMPLIANCE POLICY FOR LABOR OBLIGATIONS: Within the fifteen (15) days after starting the first phase, THE CONTRACTOR will acquire an insurance policy that ensures payment of salaries, labor related benefits and compensations and any other labor related credits resulting from judicial decisions made to decide on a claim filed by a worker hired by THE CONTRACTOR as the sole and true employer to perform the activities under this Agreement.

Eight (8) days prior to the beginning of each subsequent phase of the Exploration Period, and of each calendar year during the Production Period, THE CONTRACTOR will renew the policy or present a new one to replace it. The policy may not have duration of less than the term of the corresponding phase plus three (3) additional years during the exploration period or four (4) years for the extensions during the Production Period and at any rate, for three (3) years starting on the date stipulated for the termination of the Agreement.

The value insured will be at least five per cent (5%) of the amount of the annual investment for each exploration phase or ten per cent (10%) of the total estimated costs for each Calendar Year during the Exploration Period, at THE CONTRACTOR’S choice; or ten per cent (10%) of the total annual cost of personnel directly assigned to the Production Area during the Production Period, for the first year of the duration of the policy or for each subsequent year, which will be adjusted every time it is renewed.

53. INSURANCE: THE CONTRACTOR will procure all insurances required by Colombian law and any other regular insurance expected in Good Oil Industry Practices.  Likewise, it will require each contractor performing works under this Agreement, to procure and maintain the insurances it considers necessary in full force and effect.  The costs incurred by the procurement and maintenance in full force and effect of these insurances will be borne by THE CONTRACTOR.

54. INDEMNITY: THE CONTRACTOR will compensate, defend and maintain ANH, as well as its employees and properties free of any claim or action resulting from acts or failures of THE CONTRACTOR, its directors, agents, personnel, employees and representatives during the development and performance of this Agreement. THE CONTRACTOR will be solely liable for losses or damages caused to third parties resulting from actions or failures of THE CONTRACTOR, its directors, agents, personnel, employees and representatives during the development and performance of this Agreement.

CHAPTER IX- RELINQUISHING AREAS

55. MANDATORY RELINQUISHING OF AREAS: THE CONTRACTOR will relinquish the Exploration, Assessment and Production Areas in all cases stated in this Agreement as a cause to relinquish, whether by waiver, expiration of terms, for the causes stated in Clause 15 (subsection 15.1) hereof, for failing to undertake the activities corresponding to Work Programs or in general, for any other cause resulting from this Agreement that imposes onto THE CONTRACTOR the obligation to relinquishing areas.

56. VOLUNTARY RELINQUISHMENT OF AREAS: At any time, THE CONTRACTOR may relinquish parts of a Contract Area, provided that compliance of the obligations agreed to herein is not affected. If said areas are voluntarily relinquished during the Exploration Period, they will be credited to mandatory relinquishment.

57. LIMITING THE AREAS RELINQUISHED: The Areas relinquished by THE CONTRACTOR will include the minimum possible number of joint rectangular blocks limited by North-South and East-West boundaries, following whenever possible a grid similar to the maps of the Instituto Geográfico Agustin Codazzi with coordinates referred to datum MAGNA-SIRGAS.

58. RESTORING RELINQUISHED AREAS: THE CONTRACTOR will undertake all necessary abandonment activities and will restore the areas returned in accordance with Colombian laws and this Agreement.

59. FORMALIZING RELINQUISHED AREAS: All relinquishment of areas under this Agreement will be formalized by a minute executed by the Parties. If the above is not possible, ANH will formalize the relinquishment through an administrative decision.

CHAPTER X- RESOLUTORY CONDITIONS, BREACH AND PENALTIES

60. PRIOR RESOLUTORY CONDITIONS: In cases requiring compliance of conditions prior to starting a phase or period, or within a specific period after the beginning of a phase or period, ANH may terminate Agreement if the condition is not met. To this end, ANH will communicate to THE CONTRACTOR so it will provide the necessary explanations within a period of five (5) calendar days. If THE CONTRACTOR does not provide a reasonable explanation, ANH will terminate the Agreement and THE CONTRACTOR will not be entitled to any claim whatsoever.

61. PROCEDURE IN CASE OF A BREACH: In the event that during the performance of this Agreement THE CONTRACTOR fails to fulfill obligation(s) herein, the Parties agree that penalties will be imposed and / or the Agreement will terminate, in which case

ANH will complete the following procedure:

In the event of a breach to this Agreement, ANH will report said breach to THE CONTRACTOR in writing, which will include the facts, supporting evidence and the reasons for which the Agreement is breached. If during the twenty (20) working days following receipt of the communication, THE CONTACTOR does not object it in a motivated and supported writing addressed to ANH within the same period indicated in the preceding paragraph, it is understood that THE CONTRACTOR accepts that the breach existed.

Once the breach has been established, ANH will have a period of sixty (60) days to repair the breach if it considers that the reasons for THE CONTRACTOR’S breach are acceptable.

If ANH considers that the reasons for the breach are unacceptable, or that it was not repaired within the period provided for this purpose, it will discretionally decide depending on how serious the breach is, whether it will impose a penalty or terminate the Agreement pursuant to the following clauses.

62.  PENALTIES: Once the breach has been established ANH may impose penalties as sanctions on THE CONTRACTOR that ensure the timely, effective and efficient compliance of the obligations of THE CONTRACTOR.

In the event that Penalties are imposed, these shall be a sum up to the value of the activity not fulfilled, if the obligation has a set amount. In the event that the amount of the obligation is undetermined, penalties will be up to fifty thousand (US$50,000.oo) dollars of the United States of America for the first time, and up to twice the fine initially imposed when there is a second breach and so on, doubling the maximum limit of the penalties caused until it equals the amount of the guarantee.

Once the periods set by ANH to pay Penalties and / or comply with THE CONTRACTOR’S failed obligations, without the latter fulfilling said obligations, ANH may terminate the Agreement and execute the guarantee.

CHAPTER XI- TERMINATION

63. CAUSES FOR TERMINATION. This Agreement will terminate and THE CONTRACTOR’s rights will cease in any of the following circumstances:

a)             Resignation of THE CONTRACTOR during the Exploration Period, in the cases provided for in Clause 4 (Subsection 4.1.1);

b)             Expiry of the Exploration Period, without notice of discovery by THE CONTRACTOR under the provisions of Clause 13;

c)              Expiry of the Exploration Period when THE CONTRACTOR has given notice of Discovery without presenting the corresponding Assessment Program in accordance to Clause 14.

d)             Resignation of THE CONTRACTOR at any time during the Production Period;

e)              Termination of the Production Period;

In these cases, the effects of the Agreement will terminate concerning the Production Area in which the Production Period has terminated.

f)               Through the application of any of the causes for Unilateral Termination foreseen in this Agreement;

g)             Through a declaration of breach on the part of THE CONTRACTOR;

h)             With the occurrence of any of the causes for termination or lapsing ordered by the law.

i)                At any time, by mutual agreement between the Parties;

In the circumstances provided for in (f), (g) and (h) above, ANH will call on the guarantee mentioned in Clause 50, without prejudice to any recourse it may have, or actions the ANH may decide to file.

64. TERMINATION OF THE AGREEMENT FOR EXPIRATION OF THE EXPLORATION PERIOD: This Agreement will terminate upon the expiration of the Exploration Period if there is no Production Area, and Assessment Area or a Discovery made by THE CONTRACTOR in the last phase of the Exploration Period in the Contract Area. In this case, THE CONTRACTOR will return all of the Contract Area to ANH, without prejudice to the compliance of the remaining obligations and is under the obligation to provide evidence that it has complied with the Abandonment, evidencing that the wells drilled have been duly sealed and abandoned, that surface structures have been completely dismounted and it has completed cleaning and environmental restoration work in accordance with applicable legal provisions.

65. VOLUNTARY TERMINATION OF THE PRODUCTION PERIOD:  THE CONTRACTOR may terminate this Agreement with regards to any Production Area at any time during Production Period, to which end it will inform ANH no less than three (3) months in advance, without prejudice to the compliance of remaining obligations.

66. UNILATERAL TERMINATION: ANH may unilaterally declare the termination of this Agreement at any time, in the following cases:

a)             The beginning of THE CONTRACTOR’S liquidation process, if it is a legal entity;

b)             A judicial embargo to THE CONTRACTOR if it seriously affects the compliance of this Agreement;

c)              When THE CONTRACTOR is composed of several legal entities and / or individuals, the causes stated in the preceding subsections will apply when they seriously affect the compliance of this Agreement;

67. TERMINATION DUE TO FAILURE TO COMPLY:  The causes for termination and / or penalties resulting from a breach, are as follows:

a) Failure to timely initiate the process to obtain environmental licenses, pursuant to the provisions of Clause 51, subsection 51.3.

b) Assigning of all or part of this Agreement, without observing the provisions of Clause 75;

c) Unreasonable suspension of Exploration Operations for more than six (6) consecutive months in any given phase;

d) Unreasonable suspension of Assessment and/or Exploration Operations for a period of time exceeding half the term of the Assessment Program in an Assessment Area, or for six (6) consecutive months in an Exploration Area.

In such cases, the effects of this Agreement will cease with regard to the Assessment or the Production Area in which the suspension of Operations has occurred;

e) Inappropriate use of resources and minerals, which are not part of the object of this Agreement;

f) Unreasonable omission of the delivery, in the terms set forth for this end, of technical information resulting from the Exploration, Assessment, Development or Production Operations;

g) Unreasonable breach of any other obligation agreed to by THE CONTRACTOR by virtue of this Agreement and related to its object.

68. MANDATORY TERMINATION AND EXPIRATION: ANH will declare termination, expiry and the mandatory liquidation of this Agreement with the occurrence of causes provided in the law, such as those foreseen in Law 418 of 1997, successively extended and amended by Laws 418 of 1997 successively by law 548 of 1999 amended and 782 of 2002 or Law 40 of 1993, or in laws which replace or amend them.

69.REVERSION OF ASSETS: Whenever the operating rights and obligations concerning a Production Area terminate, THE CONTRACTOR will leave the wells that are productive at the time in good condition, and construction and other real estate properties, all of which will be transferred free of charge to ANH with the right of passage and goods acquired to benefit production up to the Point of Delivery, even if such goods are outside the Production Area.

With regards to the movable goods exclusively destined to the service of the said Production Area, if termination results from the cause sated in Clause 63 subsection d), before the end of the ten (10) year production period, THE CONTRACTOR must offer them for sale to ANH at the price listed in accounting records. If in a period of three (3) months starting on the date the offer is made, ANH has not given a positive answer, THE CONTRACTOR may freely dispose of such goods. If termination occurs after the first ten (10) years of the Production Period, said goods will be transferred free of charge to ANH.   In all other cases, the goods will revert free of charge to ANH.

ANH will determine which wells, including those that are productive at the time, must be abandoned and which will continue producing.

Any disagreement concerning the nature and / or the destination given o those goods will be solved pursuant to the procedure indicated in Chapter XII.

THE CONTRACTOR is obliged to assign to ANH the environmental license and the economic resources necessary to meet the obligations concerning Abandonment. Enforcement of this clause does not entail a substitution of employers between THE CONTRACTOR and ANH.

69.1 Project Financing: Upon the return of the area or termination of the Agreement when one or the other have occurred after the ten (10) year Production Period, THE CONTRACTOR will transfer free of charge to ANH all rights resulting from contracts under project financing mode such as Leasing, Construction, Operation and Reversal of Goods — BOT (Build, Operate and Transfer), BOM (Build, operate, Maintain and Transfer), MOT (Modernize, Operate and Transfer) and any similar contracts, upon the termination of which said contracts establish the obligation to transfer property of goods, equipment and facilities to THE CONTRACTOR, when said contracts have been executed to develop the Production Period of the corresponding Area. At any rate, said contracts will require prior authorization of ANH in the event that are executed for a period greater than the Production Period.

69.2 Inventories: THE CONTRACTOR may dispose at any time of the goods and equipment located up to the Point of Delivery and that are not essential to maintain the existing production conditions. Notwithstanding the above, after ten (10) years of the Production Period for each Production Area, or when eighty per cent (80%) of proven reserves have been produced, whichever happens first, THE CONTRACTOR will require prior authorization from ANH to make said disposals.

70. LATER OBLIGATIONS: Once this Agreement is terminated for any cause and at any time, the Parties are under the obligation to satisfactorily meet their legal obligations, whether mutual or with third parties and those agreed to under this Agreement. For THE CONTRACTOR, this includes the responsibility for losses or damages resulting when the Agreement has terminated unilaterally and when for causes attributable to THE CONTRACTOR, compensation whether legal or otherwise is due.

71. ABANDONMENT: Without prejudice to the terms of Clause 69 of this Agreement, in all cases where there is an application for the relinquishment of onshore or offshore areas, THE CONTRACTOR will schedule and undertake all Abandonment activities, pursuant to Colombian legislation, and observing Good Oil Industry Practices.

71.1 Starting Abandonment.  In the sixty (60) Days following the date on which an Exploration or Assessment Area should be relinquished, THE CONTRACTOR will begin an Abandonment process to ANH’s satisfaction, which may not be unreasonably interrupted.

71.2 Abandonment Of Production Areas.  The Exploitation Plan for each Production Area will include the corresponding Abandonment Program. Likewise, when updating the Development Plan mentioned in Clause 20, THE CONTRACTOR will make the necessary adjustments to the Abandonment Program.

72. LIQUIDATION OF THIS AGREEMENT: Within the four (4) months following the termination of activities concerning this Agreement, the Parties will liquidate the Agreement, to which end they will execute a minute of liquidation. If the Parties have not liquidated the Agreement or have not agreed on the contents of said liquidation within the term provided, ANH will unilaterally liquidate the Agreement when it has all the information necessary for this purpose and will inform THE CONTRACTOR whether there are or not any obligations pending.

CHAPTER XII- SETTLEMENT OF DISPUTES

73. EXECUTIVE STEP.  Any difference or disagreement arising in regard to the performance of this Agreement and related hereto, will be solved by the officers of the Parties authorized for this purpose.

If the disagreement has not been resolved within thirty (30) calendar Days from the date of written notice, the matter will be referred to the most senior executive of the Parties residing in Colombia, in order to seek a joint solution.

If within thirty (30) calendar Days following the date on which one of the Parties has requested the other to subject the disagreement to the above mentioned senior executives, the Parties reach an agreement or decision on the matter in question, that agreement or decision adopted will be signed within fifteen (15) calendar Days after reaching such an agreement or decision.

74. EXPERT INTERVENTION AND ARBITRATION:  If within the thirty (30) Days mentioned, the senior executives of the Parties (residing in Colombia) cannot reach an agreement or decision, or if within the fifteen (15) Days mentioned, no agreement or decision or agreement reached is signed, either Party may resort to the mechanisms provided for in this Clause as the case may be, and as follows:

74.1 Technical Experts.  If the matter is a technical disagreement, it will be submitted to the opinion of experts appointed as follows: one by each party, and the third named by the other two experts.  Should the experts not agree and upon the petition of either party, the third expert will be appointed by the association of professionals with greatest relation to the matter under dispute or a related area, where the association is a technical consultative body for the Government, based in Bogotá.

Once the experts have been appointed:

a)             They will issue their opinion in the thirty (30) Days following their appointment.  The experts will indicate the place and time for the receipt of information from the Parties.  At the request of the experts, the Parties may grant an extension of the initial term allowed.

b)             The Parties will deliver all relevant information, which the experts may consider necessary;

c)              The Parties will focus on and set a limit to the matters which they are to decide;

d)             The costs and expenses of technical experts will be borne by the Parties in equal portions.

e)              The opinion will be issued by majority, will be binding on the Parties and will have the effect of a transaction.

74.2 Accounting Experts.  If the disagreement concerns an accounting matter, it will be submitted to the opinion of experts who will be certified public accountants, appointed as follows: one appointed by each party, and the third by the two principal experts.  Should the two experts fail to agree, and at the petition of either party, the third expert will be appointed by the Junta Central de Contadores de Bogotá (Bogotá’s Board of Public Accountants). Once the experts have been appointed, the procedure will be similar to that stipulated in the preceding Subsection.

74.3 Dispute As To Nature.  If the disagreement between the Parties is with regard to the technical, accounting or legal quality of the dispute, then it will be considered to be a legal matter.

74.4 Arbitration.  Any disagreement or controversy derived from or related to this Agreement, and which is not a technical or accounting in nature, will be solved by arbitration.

The arbitration tribunal will be composed of three (3) arbitrators appointed by mutual consent between the Parties.  If the Parties cannot agree on the appointment of the arbitrators, they will be appointed by the Bogota Chamber of Commerce Arbitration and Conciliation Centre, prior request of either Party.

At any rate, the arbitrators must have credited experience of more than five (5) Years in matters related to the oil industry.  The tribunal will apply Colombian substantive law in force, and its decision will be in law.

Arbitration proceedings will be conducted in Spanish.

74.5 Exclusion.  In accordance with the terms of Clause 4 (Subsection 4.2.1) above, the lack of agreement between the Parties regarding the extension of the Production Period for each Production Area will not be deemed to be a disagreement, and will not be subject to the procedures established in this Clause.

CHAPTER XIII- FINAL DISPOSITIONS

75. ASSIGNMENT RIGHTS: THE CONTRACTOR has the right to assign or transfer all or part of its interest, rights and obligations under this Agreement, prior written authorization by ANH, to another person or company with the financial capacity, the technical competence, the professional skills and the legal capacity required to act in Colombia.

75.1 Procedure. To this end, THE CONTRACTOR will submit a written request to ANH, indicating the essential elements of the negotiations, such as the name of the potential assignee, the information on its legal, financial, technical and operational capacities, the value of the rights and obligations to be assigned, the scope of operations, etc.

Within sixty (60) business Days of receipt of the request presented in full form, ANH will exercise its discretion to analyze information supplied by THE CONTRACTOR, after which it will make a decision it will not be obliged to explain.

If any of the companies making up THE CONTRACTOR is involved in any merger, spin off, absorption, or transformation into another type of Corporation, prompt advise thereof to ANH will suffice, without prejudice to the information that other Colombian authorities may require.

ANH reserves the right to evaluate the new circumstance of THE CONTRACTOR or any of the companies that are a part thereof, concerning its financial capacity, technical competence, professional skills and legal capacity required to act, and may require that guarantees be procured.

Paragraph: When assignments are made in favor of companies that control or manage THE CONTRACTOR, or in favor of one of the companies that are a part thereof or its affiliates or subsidiaries, or among the companies that make up the same financial group if ANH does not provide an answer within the established term, it will be understood that the operation has been authorized, provided that the assignee meets the minimum regulatory requirements.

76 - FORCE MAJEURE AND ACTS OF THIRD PARTIES: For the purposes of this Agreement, force majeure is an unforeseen event impossible to resist, such as a law, an act of authority, shipwreck, earthquake, or similar events; an act by a third party is an irresistible act, legally alien to the party alleging it, such as war, and ill-intentioned act by third parties, or similar acts.

For the purposes of this Agreement, both force majeure and acts by third parties will be considered to relieve from liability, and to suspend performance of non-financial obligations affected by such circumstances, provided that they constitute a cause that is alien to the party effected, and the Party receiving notice of the same accepts that it is irresistible, and that the event occurring is an impediment to fulfilling the contractual obligations of the alleged event.

The performance of obligations under this Agreement will be suspended during the time in which either Party is unable to perform all or part of its obligations, due to force majeure or irresistible acts by third parties.

The existence of Force Majeure and / or Irresistible Acts by Third Parties will be determined as follows:

76.1 Notice: Whenever either Party is affected by any of said circumstances, it will advise the other within the following fifteen (15) calendar Days, invoking this Clause, and presenting proper justification, specifying the nature of the circumstances arising, the manner in which compliance of the related obligation is affected, the estimated period of suspension of activities, and any other information indicating the occurrence of the event and the irresistibility of its effects.

76.2 Acceptance and Temporary Suspension.  Within twenty (20) calendar Days following receipt of notice, the unaffected Party will respond in writing, accepting or not the circumstance relieving liability. This acceptance will suspend the terms to fulfill the obligations affected. In this case, suspension of affected obligations will commence from the moment when the event invoked as a cause for exoneration occurred.

If the Party not affected does not reply within the stipulated time, it will be provisionally understood that it accepts the occurrence of the cause invoked, and performance of the obligations affected will be suspended until the unaffected party makes a statement.  Suspension will only interrupt compliance of the obligations affected.

76.3 End of Suspension.  The Party affected by the cause relieving liability will resume compliance of obligations suspended within the month following the disappearance of the event invoked as a cause for suspension.  In this case, it will inform the other Party in the following twenty (20) calendar Days.

The Party obliged to perform the obligation will make its best efforts to perform it according to the terms and conditions agreed by the Parties.

76.4 Restoration of Terms.  If the suspension prevents the performance of any of the Operations and said impediment is prolonged for more than two (2) consecutive months, ANH will acknowledge the entire contract term that was missing when the suspension began, in order to terminate the corresponding phase or period without prejudice to the fact that THE CONTRACTOR must extend the existing guarantee or procure a new one, under the terms of Clause 50.

Paragraph: For the purposes hereof, normal winter or the process to obtain an environmental license will not be cause to relieve responsibility as force majeure or acts of third parties with respect to the obligation to drill the well, while said circumstances are foreseeable by THE CONTRACTOR.

77. TAXES: THE CONTRACTOR will be subject to Colombian tax laws.

78. CURRENCY. All payments made by THE CONTRACTOR to ANH under this Agreement will be made in United States dollars when permitted by exchange regulations or in Colombian pesos and at the bank designated for this purpose by ANH. THE CONTRACTOR may make payments in other currencies when exchange regulations allow it and ANH authorizes it.

78.1 Exchange Rate. If currency conversion is required from United States dollars to Colombian pesos, the market index rate certified by the Office of the Colombian Financial Superintendent or the agency that replaces it, for the date of payment will be applied.

78.2 Penalty interest. If payments due from THE CONTRACTOR to ANH by virtue of this Agreement are not made within the terms established, THE CONTRACTOR will pay Penalty Interest.

79 — EXTERNAL COMMUNICATIONS- Whenever THE CONTRACTOR needs to make a public statement or announcement or communiqué with respect to this Agreement concerning information that might affect the normal performance thereof, THE CONTRACTOR will previously advise ANH.

In any case external communications with regard to Discoveries made, Discoveries declared or to be declared commercial and Hydrocarbon volume reserves will be informed to ANH at least two (2) business days in advance.

80- APPLICABLE LAW: This Contract will be governed in all its parts by Colombian law. THE CONTRACTOR waives any attempt at diplomatic claims to support its rights and obligations under this Agreement, except in the case of denial of justice.  It is understood that there will be no denial of justice if THE CONTRACTOR has had access to all recourses and means of action available under Colombian law.

81— LANGUAGE: The official language for all purposes and actions related to this Agreement will be Spanish.

82- DOMICILE For all purposes of this Agreement, the Parties establish the city of Bogota, D.C., Republic of Colombia as their domicile.

(END OF ANNEX A)

ANNEX B

CONTRACT AREA

ANNEX TO THE EXPLORATION AND PRODUCTION AGREEMENT FOR THE “LLA34” BLOCK

The total area comprised in the block described below is thirty three thousand two hundred and fifty eight (33,258) hectares with one thousand seventy five (1,075) square meters. The Cartographic information was taken from the political map of Colombia, I.G.A.C’s digital file at a scale of 1:1’500.000.

BLOCK LLA34

The area of the polygon formed by the vertexes listed below is thirty three thousand two hundred and fifty eight (33,258) hectares and one thousand seventy five (1,075) square meters, which is in its entirety within Polygon B as defined in Article 4 of Agreement No. 008 of May 3, 2004.The block is located within the municipalities of Tauramena and Villanueva in the Department of Casanare and Cabuyaro in the Department of Meta.  This area is described below and, as indicated in the map attached as attachment “B” that is a part of this Agreement, as well as in the corresponding charts; the Geodesic Vertex “GPS-D-CA-001” of the Instituto Geográfico Agustín Codazzi has been taken as the point of reference, and whose GAUSS Bogotá origin flat coordinates datum MAGNA- SIRGAS are: N-1069800,670 meters, E — 1146047.362 meters, corresponding to the geographic coordinates datum MAGNA-SIRGAS Latitude 5º 13’ 33,6964” North of the Equator, Longitude 72º 45’ 36, 7819” West of Greenwich.

Point A:

From this vertex a S 1º 27’ 49,873” W direction is followed for a distance of 80342,788 meters until reaching point “A”, whose coordinates are N- 989484,103 meters, E- 1143994,902 meters.

Point B:

From this vertex a N 89º 53’ 44 026” E is followed for a distance of 7968,622 meters until reaching point “B”, whose coordinates are N- 989498,628 meters, E- 1151963,496 meters Line “A-B” limits in its entirety with the BALAY sector that is operated by PETROBRAS.

Point C:

From this point an N 0º 6’ 33,184” W is followed for a distance of 7,869 meters until reaching point “C”, whose coordinates are N- 989506,497 meters, E- 1151963,496 meters. Line “B-C” limits in its entirety with sector LLA 32 that is operated by TC OIL & SERVICES S.A.

Point D:

From this point a N 89º 53’ 21,42” E is followed for a distance of 19588,904 meters until reaching point “D”, whose coordinates are N- 989544,35 meters, E- 1171552,363 meters. Line “C-D” limits in its entirety with sector LLA 32 that is operated by TC OIL & SERVICES S.A.

Point E:

From this point a S 43º 1’ 34,9” W is followed for a distance of 2257,527 meters until reaching point “E”, whose coordinates are N- 987894,008 meters, E 1170011,974- meters. Line “D-E” limits in its entirety with sector GARIBAY sector that is operated by SOLANA.

Point F:

From this point a N 89º 59’ 59,712”W is followed for a distance of 5017,821 meters until reaching point “F”, whose coordinates are N- 987894,015 meters, E- 1164994,153 meters. The “E-F” line limits along its entire extension with the TIPLE sector operated by CEPCOLSA.

Point G:

From this point a S 0º 0’ 0,255” W is followed for a distance of 13770,316 meters until reaching point “G”, whose coordinates are N- 974123,699 meters, E- 116994,136 meters. The “F-G” line limits along its entire extension with the TIPLE sector operated by CEPCOLSA.

Point H:

From this point a N 89º 59’ 59,745” W is followed for a distance of 20999 meters until reaching point “H”, whose coordinates are N- 974123,725 meters, E- 1143994,885 meters. The “G-H” line limits along its entire extension with the CABRESTERO sector operated by CEPCOLSA.

From this point a N 0º 0’ 0,228 E is followed for a distance of 15360,378 meters until reaching point “A”, starting and finishing points to establishment of boundaries. Line “ H-A” limits in its entirety with sector CORCEL that is operated by PETROMINERALES.

ANNEX B

(End of Annex B)

Calculation of the Area, Directions and Distances based on Gauss Coordinates,
Bogotá Origin. Datum MAGNA-SIRGAS

Data and Results Table for the BLOUQUE LLA34sector

Municipal jurisdictions of Tauramena and Villanueva in the Department of Casanare and Cabuyaro in the Department of Meta

	FLAT COORDINATES
Point	NORTH	EAST	Distance	Dif. North	Dif. East	DIRECTION
VERT	1069800,670	1146047,362
			80342,788	-80316,57	-2052,46	S 1º 27’ 49.873” W
A	989484,103	1143994,902
			7968,622	14,53	7968,61	N 89º 53’ 44.026” E
B	989498,628	1151963,511
			7,869	7,87	-0.01	N 0º 6’ 33.184” W
C	989506,497	11151963,496
			19588,904	37,85	19,588,87	N 89º 53’ 21.42” E
D	989544,350	1171552,363
			2257,527	-1,650,34	-1,540,39	S 43º 1’ 34.9” W
E	987894,008	1170011,974
			5017,82	0,01	-5,017,82	N 89º59’ 59.712” W
F	987894,015	1164994,153
			13770,316	-13,770,32	-0,02	S 0º 40’0,225” W
G	974123,699	1164994,136
			20999,251	0.03	-20,999,25	N 89º 59’ 59.745” W
H	1,127,460.934	1,388,166.614
			15360,378	15,360,38	0.02	N 0º 0’ 0.228” E
A	989494,103	1143994,902

Area of the Block (Ha) :              33.258,1075

ANNEX C

MANDATORY EXPLORATION PROGRAM

THE CONTRACTOR agrees to undertake at least the Exploration Program described below:

Phase 0 Prior to including Phase 0, the presence of ethnical groups in the areas affected by the exploration work must be identified. To this end, THE CONTRACTOR must confirm this circumstance by informing ANH in writing, within the first thirty (30) days after the execution of the Agreement.

Duration: Up to six (6) months starting on the date the Agreement is executed.

Activities:

To undertake the process for prior consultation, whenever necessary, before beginning the first phase.

During this period, the contractor companies are expected to simultaneously undertake the planning, work location, socialization and environmental license as well as he processes prior to contracting goods and services.

Note. ANH may terminate Phase 0 when the process of making prior consultation has ended or when THE CONTRACTOR does not advance diligently in the above activities. This phase may be extended if difficulties arise in the process of making prior consultation that are beyond the control of THE CONTRACTOR. Prior consultation will be made in coordination with ANH.

No payment or obligation will be due to ANH during the performance of Phase 0.

To begin both Phase 0 as well as Phase 1 of the Agreement, THE CONTRACTOR agrees to issue an insurance policy in favor of State entities within the ten (10) calendar days following the signing of the Agreement, to secure compliance of the initial obligations of the Agreement in an amount equivalent to one hundred thousand dollars (US$100,000.oo) and for a term of six (6) months starting on the date the Agreement is executed. The above does not exclude the obligation to execute the compliance guarantee referred to in Clause 50 and Annex E of the Agreement draft.

Minimum Exploration Program

Phase	Duration	Activity	Total Activity US$
1	36 months	Acquisition, processing and interpretation of 67km of 2D seismic.	1,223,889
		Drilling of 1 A3 exploratory well.	7,900,000
2	36 months	Drilling of 2 A3 exploratory wells.	15,800,000
Investment: X			24,923,889

Additional Exploratory Program:

Phase	Duration	Activity	Total Activity US$
1	36 months	Acquisition, processing and interpretation of 253 km of 2D seismic.	4,700,000
		Drilling of 1 A3 exploratory well.	7,888,000
2	—	—	—
Investment: X			12,588,000

Total Investment			37,511,889

Note 1: THE CONTRACTOR agrees to undertake preliminary studies in environmental matters, such as identifying the area where possible changes that generate the foreseen activities and the measures required for managing each one.

Note 2: It is understood that this exploratory program is exclusively designed to search for Conventional Hydrocarbons. It does not include any exploratory activity related to Methane Gas Associated to Coal, a hydrocarbon for which exploratory permits have been suspended under Agreement 042 issued on November 29, 2006 by the Director’s Council at ANH.

(End of Annex C)

ANNEX D

ECONOMIC RIGHTS

D.1 Fee for the use of the subsoil. Under the provisions of Article 38, Annex A, for each phase during the exploration period, THE CONTRACTOR will pay ANH a fee in United States Dollars, which will result from multiplying  the number of hectares and fraction of hectare of each Contract Area, excluding Production Areas, by the value indicated in the table below:

TABLE A: 2009 Value per phase in US$ / Hectare

	For the first 100,000 Has.		For each additional Hectare to 100,000 Has
Size of area à	<18	> 18	<18	> 18
Duration of the Phase	months	months	months	months
In polygons A and B	2.29	3.06	3.06	4.59
Outside the Polygons	1.53	2.29	2.29	3.06
Offshore Areas	0.76

Note: This fee will not apply When the first phase of the exploration period is less than or equal to twelve (12) months.

Assessment and Production Areas. THE CONTRACTOR will pay ANH a fee in United States dollars, which results from multiplying the production of Hydrocarbons corresponding to THE CONTRACTOR pursuant to Clause 29 by US$0.1162 for each barrel of Liquid Hydrocarbons.

For natural gas, this amount will be US$0.01162 per 1000 cubic feet.

Paragraph: The production of natural gas destined to reinjection operations or other processes directly related with production in the same field from which it is extracted, will not result in paying for productions rights under Clause 38, subsection 38.2.

D.2 FEE FOR HIGH PRICES.

From the moment when the accumulated production of liquid hydrocarbons from each Production Area, including the royalty volume, exceeds five (5) million Barrels, and in the event the price of the marker crude West Texas Intermediate  (WTI) exceeds the base price Po depending on the API gravity of crude oil, or when gas production has been ongoing for a period of five (5) years and it is destined for exports, and the marker Natural Gas “U.S. Gulf Coast Henry Hub” exceeds the base price Po under Table A, THE CONTRACTOR will pay ANH at the Point of Delivery, a participation in the net production of royalties as determined by the following formula:

Q= [(P – Po)/P] x S

Where:

Q    = The economic right to deliver to ANH

P    =   WTI Price

Po  = Reference Base Price under Table A

S    = Percentage of Participation under Table B.

TABLE A. Reference Base Price

API Gravity of Liquid Hydrocarbons Produced	Po (USD$/BI) 2009
Greater than 29º API	$30.22
Greater than 22 º API and less than or equal to 29º API	$31.39
Greater than 15º API and less than or equal to 22º API	$32.56
Discoveries located beyond 300 mts. depth of water	$37.20
Greater than 10º and less than or equal to 15º API	$46.50
Natural Gas Exported	Po
Distance in a straight line between the point of delivery and the point of receipt in the destination country	(USD$/MMBTU)
Less than or equal to 500km	$6.98
Greater than 500 and less than or equal to 1000km	$8.13
Greater than 1000km or LNG plant	9.30

TABLE B: Participation Percentages:

WTI Price (P)	Participation Percentage (S)
Po < P < 2Po	30%
2Po < P < 3Po	35%
3Po < P < 4Po	40%
4Po < P < 5Po	45%
5Po < P	50%

The following definitions will apply to the formula above:

P:                 For Liquid Hydrocarbons, is the average price per barrel of the marker crude oil “West Texas Intermediate” (WTI), in US dollars per Barrel (USD $/Bl), and for Natural Gas is the average price of the marker natural gas “U.S. Gulf Coast Henry Hub” in US dollars per million of British Thermal Units (USD $/MMBTU). These average prices are for the relevant calendar Month, whose specifications and quotations are published by prestigious international media.

Po:   For Liquid Hydrocarbons, is the marker crude base price, in US dollars per Barrel (USD $/Bl), and for Natural Gas is the average price in US dollars per million of British Thermal Units (US$/MMBTU) stated in TABLE A.

For the exploitation of Heavy Liquid Hydrocarbons with an API less than or equal to ten degrees (10o) THE CONTRACTOR will pay no High Price Fees to ANH.

THE CONTRACTOR will not pay ANH a High Price fee For the production of Heavy Liquid Hydrocarbons with an API gravity less than or equal to ten degrees (10º).

For Natural Gas: This fee will be due starting on the fifth year after starting production in the oil field, as evidenced in the resolution of approval issued by the competent authority and provided the following conditions are met:

• For natural gas destined for exports: This fee will be caused in the event that the average price for the calendar month of production of Natural Gas “U.S. Gulf Coast Henry Hub” marker is above the Po Base Price.

• For natural gas destined for internal use: In the event its price is regulated by the Comisión de Regulación de Energía y Gas — CREG — or the agency acting on its behalf, THE CONTRACTOR will pay no High Price Fees to the ANH; otherwise, the parties will agree the natural gas marker reflecting internal market conditions and Po value, which must be equivalent to the regulated price and will sign the corresponding agreement.

All values corresponding to the economic rights referred to in this Annex, with the exception of the Po base Price corresponding to the regulated Price for gas for domestic use, will be adjusted annually as of January 1st of each year, applying the following formula:

Po = Po(n-1) x (1+I(n-2))

Where

n                                         is the calendar year starting and for which the estimate is being made.

n-1                              is the calendar year immediately preceding the year starting.

n-2                              is the calendar year immediately preceding n-1.

Po(n-1)               is the value of Po for the new year as a result of the formula and to the nearest two decimal points.

In-2)                           is the annual variation expressed as a fraction of the US producer price index during the Calendar Year, as published by the US Department of Labor - PPI Finished Goods WPUSOP 3000- between the end of calendar year n-2 and the index corresponding to the end of the year immediately preceding n-2 to the nearest four (4) decimal points.

The calculation mentioned above will be made in December of each Year and will apply to the following calendar year.

Paragraph: if the price of the marker crude oil “West Texas Intermediate” or of the natural gas marker “US Gulf Coast Henry Hub” (P) were to lose recognition as international marker price, ANH will select a new marker crude oil or natural gas marker to be used, and will modify the table based on the new index, maintaining equivalencies with the Po values for the marker crude oil “West Texas Intermediate” or for the Natural Gas marker “US Gulf Coast Henry Hub”.

ANH may request Contractor in writing to pay this fee to ANH in kind or in cash. In the event that ANH decides to change the way in which the fee will be paid, it must inform of this decision in writing to THE CONTRACTOR not less than three (3) months in advance.

In the event that ANH decides to receive this fee in cash, subsections 35.2, 35.3, and 35.4 of Annex A will apply.

D.3 ECONOMIC RIGHTS AS A PARTICIPATION PERCENTAGE

THE CONTRACTOR will pay ANH a fee for participation percentage of 1% of total production after royalties.

(End Annex D)

ANNEX E

MODEL LETTER OF CREDIT

LETTER OF CREDIT NO	:

ISSUANCE PLACE AND DATE	:

EXPIRATION DATE	:	[ Initially corresponds to half of the duration of the first one]

NOMINAL VALUE	:	(US$ ) [Corresponds to 50% of the value of the Exploration Program]

ISSUING BANK	:	[ Name of Issuing Bank ]

BENEFICIARY	:	Agencia Nacional de Hidrocarburos - ANH

ORDERING ENTITY	:	[ Name of Company ]

CONTRACT NAME	:

Please be advised that in the name and on account of [           Name of the Company            ] hereinafter referred to as THE CONTRACTOR, we have issued this Standby Irrevocable Setter of Credit to your name for the amount in Colombian currency resulting from the conversion at the market representative rate of the day a notice of non compliance foreseen below is sent to us, in an amount of                                        dollars of the United Status of America (US$                            ), to secure compliance and the appropriate performance of all or any of the obligations of Phase                  of the Exploration Period, with a duration up to               and the remaining activities inherent to said obligations stemming from the HYDROCARBON EXPLORATION AND PRODUCTION AGREEMENT entered by and between THE CONTRACTOR and ANH on                , hereinafter referred to as THE AGREEMENT.

It is understood that the liability of [           Name of the Issuing Bank           ] derived from the present standby letter of credit is limited solely to the aforementioned sum in Colombian legal tender.

In the event THE CONTRACTOR fails to comply any or all the obligations and the remaining activities inherent to said obligations derived from THE AGREEMENT mentioned in the first paragraph of this standby letter of credit, hereinafter referred to as GUARANTEED OBLIGATIONS, the Beneficiary will advise [           Name of Issuing Bank            ] of said failure to comply addressing said notice to its offices at                                  , within the term of the present letter of credit. On the same date we receive the mentioned communication we will proceed to unconditionally pay, to the name of the Beneficiary, the sums said Beneficiary claims from the present letter of credit, which will in no event exceed the total guaranteed value.

If the aforementioned non-compliance related communication is not sent within the term of the present letter of credit, our liability stemming here from will cease.

The communication informing [           Name of the Issuing Bank            ] of the failure to comply with the GUARANTEED OBLIGATIONS, will consist of a document duly signed by the Legal Representative of the ANH or whoever acts in this capacity, stating THE CONTRACTOR’s failure to comply with GUARANTEED OBLIGATIONS and requesting payment of the present letter of credit. This communication must mention the number of the letter of credit and the value for which it is used, converted to Colombian legal tender at the market representative rate in force on the date said communication is sent to us, as stated in a certification issued by the Colombian Financial Superintendence or the agency that may act in that capacity for such purposes.

This document will be ruled by the “Rules and Uniform Practices relevant to Documentary Credit (last Draft) published by the International Chamber of Commerce (ICC).

Legal Representative of the Issuing Bank

END OF ANNEX E